Exhibit 99.1

Execution version

Dated December 22, 2013

Share Purchase Agreement

Concerning Suomen Muurahaishappo Oy

by and between

Kemira Nederland Holding B.V.

as Seller

Kemira Oyj

as Parent

and

Taminco BVBA

as Purchaser

White & Case LLP

Eteläranta 14

Fl-00130 Helsinki, Finland

i

This Share Purchase Agreement (this “Agreement”) is dated as of December 22, 2013 by and between:

(1)	Kemira Nederland Holding B.V., registration number 24253595, a limited liability company, duly organized and existing under the laws of The Netherlands, having its registered office at Botlekweg 175, 3197 KA Botlek Rotterdam, The Netherlands (“Seller”);

(2)	Kemira Oyj, registration number 01098230, a public limited liability company, duly organized and existing under the laws of Finland, having its registered office at Porkkalankatu 3, FI-00180 Helsinki, Finland (“Parent”); and

(3)	Taminco BVBA, a company incorporated under the laws of Belgium whose registered office is located at c/o Pantserschipstraat 207 Ghent 9000 Belgium, enterprise number 0859.910.443 RPR/RPM Ghent (“Purchaser”).

Whereas,

(A)	Parent owns 100 per cent of the issued and outstanding shares of Seller.

(B)	Seller owns 100 per cent of the issued and outstanding shares of Suomen Muurahaishappo Oy, a Finnish limited liability company with registration number 2589198-9 (the “Company”) (the “Shares”).

(C)	Prior to the Closing, Parent shall transfer (or procure that its Affiliates (as defined below) transfer) its and their formic acid, de-icing and feed preservation products business operations (excluding the sale and application of formic acid and the manufacturing, sale and application of performic acid for disinfection purposes) (the “Business”) to the Company and the Subsidiary (as defined below) pursuant to and in accordance with the Pre-Closing Restructuring Agreements (the “Pre-Closing Restructuring”).

(D)	On the terms and subject to the conditions set forth herein, Seller desires to sell and Purchaser desires to purchase the Shares.

(E)	The Parties (as defined below) agree and acknowledge that the Subsidiary Business Transfer Agreement (as defined below) is in agreed form but is, together with this Agreement, subject to advice of the works council of Kemira Rotterdam B.V. (the “Kemira Rotterdam Works Council”) under the Dutch Works Councils Act after the date of this Agreement but before the Closing Date (as defined below), and they may be required to be amended, subject to the approval of the Parties, in the event the advice of the Kemira Rotterdam Works Council require any amendments thereto.

(F)	Each of the Parties and the Target Group have obtained all internal approvals, authorizations and consents required for entering into this Agreement.

(G)	Upon the Closing, Purchaser shall own all of the Shares.

Now, therefore, it is agreed:

1.	Definitions and Interpretations

1.1	Definitions

As used in this Agreement (including the Exhibits and Schedules hereto), the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa:

“Accounting Principles” means (in the order of interpretation) (i) the procedures and policies described in the White Paper and (ii) the International Financial Reporting Standards as in force as of the date hereof as adopted by the European Union and as applied in a consistent manner in the time periods involved; provided that, if the White Paper is silent or incomplete in relation to any particular accounting principles, the accounting principles described in (ii) shall prevail.

“Acquired Assets” means the assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, existing as of the Closing or thereafter acquired, real, personal or mixed, in each case, Related to the Business (excluding only the Excluded Assets), including all of the following assets, properties, rights, Contracts and claims, effective as of Closing, in each case, to the extent Related to the Business:

(a)	(i) machinery, equipment, furniture, automobiles and other vehicles, tools, materials, spare parts and supplies, computers and all related equipment, office equipment, personal property, telephones and all related equipment and all other tangible personal property, whether owned or leased, including, without limitation, the fixed assets in Schedule 1.6 and (ii) buildings, installations, constructions and facilities located on the real property that is subject of the Oulu Lease as shown on a map attached hereto as Schedule 1.6;

(b)	all inventories, works in progress, supplies, advertising materials, raw materials and finished goods, including, without limitation, any of the foregoing being held (i) by customers of the Business pursuant to consignment arrangements, (ii) suppliers of the Business pursuant to tolling arrangements or (iii) for sale, lease of license to customers of the Business, and including, without limitation, the Inventories in Schedule 1.6;

(c)	all Intellectual Property, including all Intellectual Property set forth on Schedule 1.6 and all income, royalties, damages and payments due or payable at the Closing or thereafter, and the right to sue and recover for past infringements, misappropriations or violations thereof with respect to all of the foregoing;

(d)	all billed and unbilled accounts receivable, including all trade accounts receivable, customer receivables (including any deferred billings receivable), vendor credits and accounts receivable from employees of the Business and all other obligations from customers with respect to sales of products, goods shipped or services rendered, whether or not evidenced by an invoice or Contract, and the full benefit of all security for such accounts or other rights to payment, and including, without limitation, the receivables in Schedule 1.6;

(e)	all prepayments and prepaid expenses;

(f)	all provisions as defined in Schedule 1.6;

(g)	each Contract that is Related to the Business or to which the Acquired Assets are otherwise bound or affected, including those Contracts in Schedule 1.6 (collectively, “Transferred Contracts”);

(h)	all books and records in the possession or control of Seller and its Affiliates;

(i)	all claims, deposits, warranties, guarantees, refunds, causes of action, defenses, rights of recovery, rights of set-off or counterclaim, and rights of recoupment of every kind and nature;

(j)	all insurance, warranty and condemnation net proceeds received or receivable by Seller and its Affiliates prior to, on or after the Closing Date in connection with (i) any damage to (including complete destruction of), non-conformance of or losses to any Acquired Asset occurred after the date of the SPA and before Closing and (ii) any Assumed Liability that is pre-Closing;

(k)	all human resources records in the possession or control of Seller or any of its Affiliates relating to the Employees and, of all former Employees of the Business for the period of nine months prior to the Closing Date;

(l)	all Permits; and

(m)	all intangible rights and property including value as a going concern and the goodwill of the Business.

“Acquisition Proposal” means any Contract, proposal, indication of interest or offer from any person or group of persons (other than Purchaser and its Affiliates) relating to any one transaction or a series of related transactions, including any merger, amalgamation, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, involving, directly or indirectly, (a) any purchase or other acquisition from Parent, Seller or any other Person of the Shares, the Acquired Assets or any material part of the Business, (b) any merger, consolidation, business combination or other similar transaction involving the Business, the Acquired Assets or any member of the Target Group, (c) any sale, lease, exchange, transfer, license, acquisition or disposition of any Shares, Acquired Assets or any material part of the Business or (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of or affecting the Business or any member of the Target Group, other than the transactions contemplated by this Agreement and the Pre-Closing Restructuring Agreements.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control of such Person, including, with respect to Purchaser, after Closing, the Target Group. The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means, in respect of any Person, the power, whether directly or indirectly, to manage or govern such Person, or to appoint the managing and governing or supervisory bodies of such Person or a majority of the members thereof, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be controlled by its general partner(s)). With respect to Purchaser (and, after the Closing, the Target Group), the term “Affiliate” shall not at any time include portfolio companies of Apollo Management VII, L.P. and its affiliates (other than the Target Group).

“Agreement” means this agreement as specified in the preamble and includes the Exhibits and Schedules hereto.

“Assumed Liabilities” means (solely to the extent Related to the Business, not arising from or relating to any Excluded Assets, Excluded Liabilities, or any breach of Contract, tort, infringement, misappropriation, action, claim, proceeding, violation of Law, or otherwise constituting a Liability of Seller or its Affiliates as they become due in accordance with the terms thereof):

(a)	all Liabilities of Seller arising under the Transferred Contracts;

(b)	all accrued, unpaid Liabilities, whether due for payment on the Closing Date or not, of the Employees up to and including the Closing Date, whether contractual or statutory in nature and including any amounts payable to the Employees pursuant to any arrangement, agreement or understanding as of the Closing Date, such as the Liability for all pension costs, other payroll costs, wages and social security costs;

(c)	all accrued Liabilities of the Business to the extent reflected in the Closing Statement, whenever arising; and

(d)	all Environmental Liabilities set forth in the Environmental Warranty Deed.

“BASF” means BASF SE.

“books and records” shall mean originals (or, to the extent originals are required by applicable Law to be retained by Seller or any of its Affiliates, true, accurate, complete and (where appropriate) written up to date copies) of all business, accounting, tax and financial records, files, lists, ledgers, correspondence, studies, reports databases and other documents (whether in hard copy, electronic or other form) owned by Seller and its Affiliates, to the extent Related to the Business, including, (a) all analysis reports, advertising, promotional and marketing materials and creative material Related to the Business and (b) all records and lists relating to customers, vendors or personnel Related to the Business (including customer lists or databases, vendor lists or databases, mailing lists or databases, e-mail address lists or databases, recipient lists or databases, sales records, credit information, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with vendors).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day of the year on which branch offices of banks are open for general banking business in Finland, Brussels and New York.

“Closing” has the meaning specified in Section 6.1(b).

“Closing Balance Sheet” has the meaning specified in Section 3.4(a).

“Closing Date” means the date specified in Section 6.1(b), on which Closing shall take place.

“Closing Expert” has the meaning specified in Section 3.4(a).

“Closing Net Debt” means the aggregate outstanding amount of net debt of the Target Group as at the Effective Time and assuming the completion of the Pre-Closing Restructuring (excluding any item included in the Closing Net Working Capital) as determined in accordance with the Accounting Principles based on the line items set forth in Schedule 1.2.

“Closing Net Working Capital” means the Current Assets of the Target Group less the Current Liabilities of the Target Group as at the Effective Time and assuming the completion of the Pre-Closing Restructuring (excluding any item included in the Closing Net Debt) as determined in accordance with the Accounting Principles based on the line items set forth in Schedule 1.3.

“Closing Net Working Capital Adjustment” means any amount (which may be expressed as a negative number) equal to the amount of the Closing Net Working Capital less the Reference Net Working Capital.

“Closing Statement” has the meaning specified in Section 3.4(a).

“Company” means Suomen Muurahaishappo Oy, registration number 2589198-9, a limited liability company, duly organized and existing under the laws of Finland, having its registered address at Porkkalankatu 3, FI-00180 Helsinki, Finland.

“Company Business Transfer Agreement” means the business transfer agreement by and between Parent and the Company, dated as of the date hereof and as set forth on Exhibit A.

“Company Confidential Information” has the meaning specified in Section 12.1(b).

“Company Employee Plans” has the meaning specified in Section 9.10(b).

“Competition Authority” has the meaning specified in Section 5.1(a).

“Competition Laws” mean the laws, rules and regulations of any nation, state, supranational entity or other government entity that are designed or intended to preserve, protect and promote competition and competitive markets and to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Confidentiality Undertaking” has the meaning specified in Section 7.4.

“Contract” means any written agreement, contract, instrument, undertaking or other legally binding agreement, whether express or implied.

“Current Assets” has the meaning specified in Schedule 1.3.

“Current Liabilities” has the meaning specified in Schedule 1.3.

“Data Book” means the data book of financial information contained in the Data Room under Index nr. 1.1.2.

“Data Room” means a virtual data room hosted by Merrill Corporation as at 12.00 pm (Finnish time) on December 18, 2013 (the contents of which are contained on a CD Rom delivered by or on behalf of Seller to Purchaser on December 18, 2013).

“Debt” means, with respect to any Person as at any time of determination, all indebtedness, obligations and other Liabilities of such Person (a) for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (b) evidenced by any bonds, debentures, notes or other similar instruments or debt securities, (c) in connection with any off balance sheet financing, including synthetic leases and project financing, (d) under capitalized leases required to be recorded by IFRS, (e) in respect of banker’s acceptances or letters of credit, (f) with respect to interest rate and currency obligations, swaps, collars, caps and similar hedging obligations, (g) for the deferred and unpaid purchase price of property, including any “earn-out” or similar payments payable with respect to acquisitions (contingent or otherwise), (h) the excess of any pension plan’s benefit Liabilities over the current value of such plan’s assets being transferred (the value of assets determined (A) in case of Finnish benefit plans, in accordance with the applicable rules of the relevant benefit plan and the relevant benefit Liabilities determined in accordance with IFRS; provided that in the event the value of such Liabilities so determined is higher than the one time premium payable to the Pension Insurance Company pursuant to Section 8.15 in conjunction with the transfer of the assets and Liabilities of such benefit plan in accordance with Section 8.15, then the first EUR 250,000 of such excess amount shall not be included in the value of such Liabilities for the purposes of the definition of Debt and all amounts above EUR 250,000 shall be included in the value of such Liabilities for the purposes of the definition of Debt; and (B) in case of non-Finnish benefit plans, in accordance with IFRS),and (i) under any direct or indirect, joint or several, guarantee or commitment provided by such Person in respect of any Debt of others described in the preceding clauses (a) through (h) or by which such Person assures any other Person against Loss (including contingent reimbursement obligations with respect to letters of credit).

“Debt Commitment Letter” has the meaning specified in Section 10.5(a).

“Debt Financing” has the meaning specified in Section 10.5(a).

“Debt Financing Sources” means the Lenders, their Affiliates and the former, current or future, direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, attorneys, advisors or other Representatives of the foregoing, or any of their respective successors or assigns.

“Disclosed” means disclosed in sufficient detail to enable a reasonable purchaser of the Business to assess in a reasonable detail the specific nature, scope (including approximate quantum and likelihood, where applicable) and impact on the Target Group and/or the Business of the matter, fact or circumstance so disclosed.

“Disclosure Material” means (i) all the information disclosed in this Agreement, including its Exhibits and Schedules, (ii) the Due Diligence Material, and (iii) the VDD Reports.

“Disputed Amounts” has the meaning specified in Section 3.4(d).

“Due Diligence Material” means all the documentation in the Data Room and all the written responses provided by or on behalf of Seller to Purchaser’s questions submitted through the Data Room Q&A function and contained in the Data Room.

“Dutch Employees” means all Employees residing or working in the Netherlands and as set forth in Schedule 8.11.

“Effective Time” means 00:01 am Finnish time on the Closing Date.

“Employee” means the employees of Seller or Parent or their Affiliates who are at the date of this Agreement engaged for all or, as a minimum, a majority, of their working time in the Business, and all employees of the Company and the Subsidiary, such employees being listed on an anonymized basis by jurisdiction in Schedule 9.10(a).

“Employee Plans” has the meaning specified in Section 9.10(b).

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, power of sale, assignment by way of security, option, restriction, claim, covenant, undertaking, condition, right of pre-emption, right of first refusal, third party right or interest (equity or otherwise), easement, right-of-way, encroachment, other encumbrance or title defect or security interest of any kind, or other type of preferential arrangement, agreement or obligation (including a title transfer or retention agreement), having similar effect.

“Energy Supply Agreement” means the energy supply agreement to be executed by Parent and the Company at the Closing, in the form of Exhibit B.

“Environment” means all air, surface water, groundwater, or land, including land surface or sub-surface, including all fish, wildlife, biota, flora or fauna and related natural resources.

“Environment Warranty Deed” means the environmental indemnity agreement to be executed by Parent and Purchaser at the Closing, in the form of Exhibit C.

“Environmental Laws” means any and all applicable federal, state, European, regional, provincial or local and foreign public, civil and criminal laws, statutes, ordinances, orders, codes, statutory guidance, rules, regulations, judgments, decrees, injunctions or agreements with any governmental entity which are in force from time to time before or after the date of this Agreement relating to (i) the protection of human health and worker health and safety; (ii) the protection of the Environment; (iii) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances to the extent the same relate to protection of human health and the Environment; or (iv) the existence, cleanup and/or remedy of contamination on property.

“Environmental Liabilities” means all Liabilities related to (i) non-conformance with any prescribed deadlines or requirements that must be complied with on or before the Closing Date under any Environmental Law; (ii) the transportation, treatment, storage, handling or disposal, or the arrangement for transportation, treatment, storage, handling or disposal of Hazardous Substances; (iii) exposure or injury to persons (including death) or to property or other interests of such persons caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, presence, Release, threatened Release or emission of any Hazardous Substances; and (iv) environmental pollution, contamination, degradation, damages, exposure or injury to property or the Environment caused by, relating to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, presence, Release, threatened Release or emission of any Hazardous Substance.

“Estimated Closing Net Debt” has the meaning specified in Section 3.2(a)(i).

“Estimated Closing Net Working Capital” has the meaning specified in Section 3.2(a)(ii).

“Estimated Closing Net Working Capital Adjustment” means any amount (which may be expressed as a negative number) equal to the amount of the Estimated Closing Net Working Capital less the Reference Net Working Capital.

“Estimated Closing Statement” has the meaning specified in Section 3.2(a).

“Euro” means the single currency adopted by certain member states of the European Union participating in the Economic and Monetary Union.

“Excluded Assets” means:

(a)	all assets used exclusively in connection with Seller’s or its Affiliates’ corporate or partnership functions and not Related to the Business (e.g., the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books);

(b)	all accounting records, tax records, tax returns, tax work papers and other books and records of Seller (provided that Seller shall provide during the seven (7)-year period following the Closing copies of any such books and records to Purchaser to the extent (i) reasonably requested, (ii) Related to the Business, and (iii) generated prior to the Closing Date);

(c)	All deferred expenses having no substance as of Closing Date, including deferred insurance premiums on insurance policies ending at Closing Date;

(d)	any Tax asset of any kind or nature whatsoever of, including all rights to or claims for refunds of Taxes paid by, Seller; and

(e)	all rights of Parent, Seller and their Affiliates under the Transaction Agreements.

“Excluded Liabilities” means all of the Liabilities that are not Assumed Liabilities, including:

(a)	all Liabilities arising from or relating to the Excluded Assets;

(b)	all Liabilities related to the Business prior to the Closing Time;

(c)	all Liabilities resulting from the Pre-Closing Restructuring;

(d)	all Liabilities resulting from pre-Closing occurrences or events otherwise insured under any occurrence based insurance policy, captive insurance companies, or self-insured program and all liabilities for claims insured under claims made policies which have been reported under such claims made policies as of the Closing Date;

(e)	all Liabilities of the Company and the Subsidiary to the extent not related to the Business; and

(f)	all Environmental Liabilities other than those set forth in the Environmental Warranty Deed.

“Fee Letter” has the meaning specified in Section 10.5(a).

“Final Purchase Price” has the meaning specified in Section 3.4(a).

“Financial Information” has the meaning specified in Section 9.6(a).

“Financial Information Date” has the meaning specified in Section 9.6(a).

“Financing Definitive Agreements” has the meaning specified in Section 8.12(a).

“Group IP” has the meaning specified in Section 9.15(a).

“Hazardous Substances” means any hazardous or toxic substances, pollutants, contaminants, raw materials, industrial materials, finished products, intermediate products, co-products, chemicals or chemical substances, wastes or other material or article that are regulated under any applicable Environmental Laws including without limitation, any material, waste or substance that is (i) petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products (including crude oil or any component thereof), (ii) asbestos, or asbestos containing materials, (iii) polychlorinated biphenyls, or (iv) defined as a “hazardous” or “dangerous” under applicable Environmental Laws and/or is a substance capable (whether alone or in combination with any others) of causing pollution or contamination harm or damage to the Environment.

“Hydrogen Supply Agreement” means the hydrogen supply agreement to be executed by Parent and the Company at the Closing, in the form of Exhibit D.

“Improvements” has the meaning specified in Section 9.13(e).

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnifying Party” has the meaning specified in Section 11.3.

“Initial Purchase Price” has the meaning specified in Section 3.1.

“Insurance Documents” has the meaning specified in Section 8.15.

“Intellectual Property” means patents, registered trademarks and service marks, registered designs, copyrights, design rights, trade names and business names and rights in inventions, trade secrets and confidential business information (including, know how, inventions, processes, and formulations) and other proprietary rights whether or not registered, and applications for registrations for any of the same.

“Kemira Rotterdam Works Council” has the meaning set forth in the Recitals.

“Laws” means any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, statute, law, ordinance, rule, Order, directive, decree, requirement, rule of law (including common law) or regulation.

“Lenders” has the meaning specified in Section 10.5(a)

“Liabilities” means any and all debts, liabilities and obligations, accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, or determined or determinable.

“Long Stop Date” means February 28, 2014.

“Loss” means liability, loss, obligation, claim, award, charge, damage, cost (including legal and other professional fees and costs, in each case, reasonably incurred), payment, expense (including any liability to Tax connected therewith), penalty, diminution in value or fine.

“Marketing Period” means the first period of 30 consecutive calendar days after the Expected Date throughout and at the end of which (a) Purchaser shall have (and the sources of the Debt Financing shall have access to) the Required Information and during which period such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading

(provided, that if Seller shall in good faith reasonably believe it has provided the Required Information, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case Seller shall be deemed to have complied with such obligation to provide the Required Information unless Purchaser in good faith reasonably believes Seller has not completed the delivery of the Required Information (or Purchaser cannot confirm whether Seller has completed the delivery of the Required Information) and within four (4) days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating, to the extent reasonably practicable, which Required Information Seller has not delivered)) and (b) the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than (i) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (ii) those other conditions that by their nature cannot be satisfied until the Closing Date, but which conditions at the time of termination shall be capable of being satisfied and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Section 5.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 30 consecutive calendar day period); provided that such 30 calendar day period shall not commence prior to January 6, 2014. For purposes of this Agreement, the “Expected Date” means the latest to occur of (A) the date Purchaser and the sources of the Debt Financing have received from Seller the Required Information with respect to the Marketing Period and (B) the first Business Day following the date on which the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than (i) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (ii) those other conditions that by their nature cannot be satisfied until the Closing Date); provided that the Marketing Period shall end on any earlier date on which the proceeds of the Debt Financing are obtained.

“Material Adverse Effect” means any change, event, development, circumstance, state of facts or effect, individually or in the aggregate that:

(a)	is, or would reasonably be expected to be, materially adverse to the Business, assets, financial condition or results of operations of the Business or the Target Group, taken as a whole. Notwithstanding the foregoing, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(i)	the execution, delivery, announcement or pendency of this Agreement, the Transaction Agreements and the transactions contemplated hereby;

(ii)	changes in the economic or regulatory conditions generally in Europe, the United States or any other material jurisdiction in which the Business operates;

(iii)	changes after the date hereof in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, or changes after the date hereof in financial, banking or securities markets in general;

(iv)	changes in industry conditions, including raw material price increases;

(v)	seasonal changes in the results of operations of the deicing and silage sales of the Business;

(vi)	changes in International Financial Reporting Standards (or local equivalents in any jurisdiction);

(vii)	changes in Laws;

(viii)	the failure to meet any revenue, earnings or other projections, forecasts or predictions (provided that this exception shall not prevent or otherwise affect a determination that any changes, events, developments, circumstances, state of facts or effects underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect); or

(ix)	any such change, event, development, circumstance, state of facts or effect that is cured by Seller or its Affiliates within the earlier of: (i) thirty (30) days following the date of such change, event, development, circumstance, state of facts or effect; and (ii) the Closing Date, provided, that, with respect to each of clauses (ii) - (ix) above, any such change, event, development, circumstance, state of facts or effect shall be taken into account in determining whether a Material Adverse Effect has occurred if they have had, do have or would reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Business, assets, financial condition or results of operations of the Business or the Target Group, taken as a whole, relative to other Persons operating in the same industry and in the same jurisdictions as the Business;

(b)	prevents or materially delays the ability of Parent or Seller to carry out their respective obligations under, or to consummate the transactions contemplated by, this Agreement; or

(c)	directly or indirectly results in a recurring reduction of the EBITDA of the Business in an aggregate amount in excess of six million Euro (EUR 6,000,000).

“Material Contract” has the meaning specified in Section 9.16(a).

“Neliapila” has the meaning specified in Section 8.15.

“Neste Oil Contract” means the contract for the supply of heavy fuel oil to be entered into by and between Kemira Chemicals Oy and Neste Markkinointi Oy prior to the Closing substantially in the form of Exhibit L.

“Non-Finnish Employees” means all Employees residing or working outside Finland as set forth in Schedule 8.11, which shall list on an anonymized basis such Employees by jurisdiction.

“Non-Recourse Person” has the meaning specified in Section 7.3(a).

“Notice of Objection” has the meaning specified in Section 3.4(c).

“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court, governmental entity or arbitrator.

“Oulu Lease” means the lease agreement to be executed by Parent and the Company as of the Closing, in the form of Exhibit E.

“Parent” has the meaning specified in the preamble of this Agreement.

“Parent Non-Recourse Person” has the meaning specified in Section 7.2(a).

“Parent Termination Fee” has the meaning specified in Section 7.2.

“Party” means either Seller or Purchaser.

“Pension Insurance Company” has the meaning specified in Section 8.15.

“Permits” has the meaning specified in Section 9.14(a).

“Permitted Encumbrances” means (A) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which are imposed by any governmental authority having jurisdiction over such real property which do not materially detract from the value of, or impair the present use of, such property by the Company and the Subsidiary, as the case may be, in the operation of the Business, (B) liens for current Taxes, assessments or governmental charges or levies on property not yet due and delinquent, or (C) liens which do not materially detract from the value of, or impair the present use of, such property by the Company and the Subsidiary, as the case may be, in the operation of the Business.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

“Perstorp” means Perstorp Holding AB.

“Pre-Closing Restructuring” has the meaning specified in the recitals of this Agreement.

“Pre-Closing Restructuring Agreements” means the Company Business Transfer Agreement and the Subsidiary Business Transfer Agreement.

“Pre-Closing Restructuring Cure Date” has the meaning specified in Section 7.1(c).

“Purchase Price Adjustment” has the meaning specified in Section 3.4(i).

“Purchaser” has the meaning specified in the preamble of this Agreement.

“Purchaser Fundamental Warranties” has the meaning specified in Section 5.3(a).

“Purchaser Indemnified Parties” has the meaning specified in Section 11.1.

“Purchaser Material Adverse Effect” means any change, event, development, circumstance, state of facts or effect, individually or in the aggregate, that prevents or materially delays the ability of Purchaser to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Purchaser Non-Recourse Person” has the meaning specified in Section 7.3(a).

“Purchaser Debt Termination Fee” has the meaning specified in Section 7.3.

“Purchaser Termination Fee” has the meaning specified in Section 7.3(b).

“Purchaser’s Warranties” has the meaning specified in Section 10.

“Reference Net Working Capital” means twenty-five million seven hundred fifty thousand Euro (EUR 25,750,000).

“Registered IP” means patents, registered trademarks, registered designs and applications for any of the same.

“Regulatory Financial Information” means the financial information specified in Schedule 8.13(a).

“Regulatory Financial Information Termination Fee” has the meaning specified in Section 7.2(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

“Release Amount” has the meaning specified in Section 6.2(b).

“Representatives” means, as to a Person, such Person and its Affiliates and its and their respective partners, members, directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, financial advisors and any representatives of its advisors) and controlling persons and, in the case of Purchaser “Representatives” shall also include Purchaser’s Lenders; provided that for the purposes of Section 11, “Representatives” shall include only Purchaser and its Affiliates and its and their respective partners, members, directors, officers, employees and agents.

“Required Information” has the meaning specified in Section 8.12(c).

“Required Termination Fee” has the meaning specified in Section 7.2(b).

“Related to the Business” means required for, or used primarily in, or generated, directly or indirectly, primarily out of the operation or conduct of, the Business, or held primarily for such use.

“Residual Water Storage Service Agreement” means the agreement for transitory water storage to be executed by Parent and the Company, in the form of Exhibit F.

“Sanctioned Countries” has the meaning specified in Section 9.5(b).

“Sanctioned Parties” has the meaning specified in Section 9.5(b).

“Subject Seller Employees” has the meaning specified in Section 8.11(d).

“Secondment Period” has the meaning specified in Section 8.11(d).

“Seller” has the meaning specified in the preamble of this Agreement.

“Seller Fundamental Warranties” has the meaning specified in Section 5.2(a).

“Seller Indemnified Parties” has the meaning specified in Section 11.6.

“Seller’s Warranties” has the meaning specified in Section 9.

“Shares” has the meaning specified in the recitals of this Agreement.

“Straddle Period” has the meaning specified in Section 4.3(d).

“Subject Seller Employees” has the meaning specified in Section 8.11(d).

“Subsidiary” means a Dutch limited liability company to be incorporated by the Company as its wholly-owned Subsidiary Undertaking prior to the Closing Date.

“Subsidiary Business Transfer Agreement” means the business transfer agreement by and between Parent and the Subsidiary, dated as of the date hereof and as set forth on Exhibit A.

“Subsidiary Undertaking” means with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other business entity or organization whether incorporated or unincorporated, of which (a) if a corporation, such first Person directly or indirectly owns or controls at least a majority of the total voting power of the securities or other interests entitled by their terms (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees thereof (or others performing similar functions), (b) if a limited liability company, partnership, association, or other business entity or organization (other than a corporation), such first Person is a general partner or managing member thereof or a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such first Person (and for this purpose, a Person or Persons own a majority ownership interest in such a business entity or organization (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s or organization’s gains or losses) or (c) if a joint venture, is a joint venture in which such Person directly or indirectly owns, controls or holds at least 50% of equity or similar interest.

“Target Group” means the Company and the Subsidiary.

“Taxes” means all current income taxes, corporate income taxes, payroll and social security taxes, transfer taxes, value added taxes and any other current taxes, levies and duties imposed by any authority, whether governmental or local (whether imposed by withholding or otherwise and whether the primary obligation of the person in question or otherwise), including those in the nature of charges, levies, social security contributions, estimated taxes, real property taxes, personal property taxes, and any other tax of any kind whatsoever, as well as all penalties and interest arising in connection with the foregoing; “Tax” shall be construed accordingly.

“Third-Party Claims” has the meaning specified in Section 11.4(a).

“Third Party Tax Claim” has the meaning specified in Section 11.4(b).

“to the knowledge of Purchaser” or any similar knowledge qualification means the actual knowledge of Franky De Grave, Kurt Decat, Koen Denolf, Roel Frere, Marc Philips, Bart Vandeputte and Piet Vanneste, each having made reasonable enquiry and having deemed to have read between them the Disclosure Material.

“to the knowledge of Seller” or any similar knowledge qualification means the actual knowledge of Frank Berende, Dominicus Brendler, Terhi Ilvonen, Juha Kangastalo, Marika Nordlund, Markus Oster, Irene Quintana, Per Skjelmose and Frank Wegener, each having made reasonable enquiry which, for the avoidance of doubt, shall include having deemed to have read between them the Disclosure Material but exclude making any cold calls to customers, suppliers, governmental entities or third party counterparties.

“Transaction Agreements” means this Agreement, the Pre-Closing Restructuring Agreements, the Environment Warranty Deed, the Utilities and Services Agreement, the Hydrogen Supply Agreement, the Energy Supply Agreement, the Oulu Lease, the Transition Services Agreement and the Residual Water Storage Service Agreement.

“Transferred Contracts” has the meaning set forth in the definition of Acquired Assets.

“Transition Services Agreement” means the transition services agreement to be executed by Parent and Purchaser at the Closing, in the form of Exhibit F.

“Unconditional Date” has the meaning specified in Section 6.1(a).

“Utilities and Services Agreement” means the utilities and services agreement to be executed by Parent and the Company, in the form of Exhibit G.

“VDD Reports” means (i) the financial vendor due diligence report prepared by KPMG, dated August 26, 2013, the commercial vendor due diligence report prepared by Arthur D. Little, dated August 2013, and (ii) the vendor environmental due diligence report, dated July 2013 and the soot disposal and incineration summary, dated November 5, 2013 in each case, prepared by ENVIRON Corporation Finland Oy, including any updates to such reports in the Data Room.

“White Paper” means a document titled “Basis of Preparation of Carve-Out Financials for Project Antares” attached hereto as Schedule 1.5.

1.2	Interpretation

For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, while Article, Section, clauses, paragraph and Exhibit references are to the specified Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (d) all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require, (e) any reference to a statute refers to such statute and all rules, regulations and pronouncements made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced and (f) except as otherwise specifically provided in this Agreement, any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, supplemented or modified, including by waiver or consent and all attachments thereto and instruments incorporated therein.

2.	Sale of Shares and Transfer of Title

2.1	Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, Seller, as legal and beneficial owner, agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller, effective at the Effective Time, the Shares free from all Encumbrances and together with all rights attaching to them at the Effective Time.

2.2	Transfer of Title

Seller confirms that it has the right to transfer legal and beneficial title to the Shares and undertakes to transfer the full and unrestricted ownership of and title to the Shares free from all Encumbrances to Purchaser at the Effective Time against the payment of the Initial Purchase Price at the Closing.

3.	Purchase Price

3.1	Initial Purchase Price

The initial purchase price for the Shares shall be the amount equal to the sum of (i) one hundred forty million Euro (EUR 140,000,000), (ii) plus or minus, as applicable, the amount of the Estimated Closing Net Working Capital Adjustment (which may be expressed as a negative number), if any, (iii) plus or minus, as applicable, the amount of the Estimated Closing Net Debt (the total Euro amount, as calculated based on the Estimated Closing Statement delivered in accordance with Section 3.2, being the “Initial Purchase Price”).

3.2	Estimated Closing Statement

(a)	Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser an unaudited estimated consolidated balance sheet of the Target Group as of the Effective Time prepared in accordance with the Accounting Principles, together with a statement (the “Estimated Closing Statement”) setting forth:

(i)	Seller’s good faith estimate of the amount of the Closing Net Debt (the “Estimated Closing Net Debt”);

(ii)	Seller’s good faith estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”);

(iii)	the amount of the Estimated Closing Net Working Capital Adjustment; and

(iv)	Seller’s good faith estimate of the Initial Purchase Price (based on such amounts).

(b)	The Estimated Closing Statement shall quantify in reasonable detail (and reasonable supporting documentation will be delivered in connection therewith) the estimates of the items constituting Estimated Closing Net Debt, Estimated Closing Net Working Capital and Estimated Closing Net Working Capital Adjustment, as applicable, and in each case calculated in accordance with the terms of this Agreement. Seller shall keep Purchaser reasonably informed of the preparation of the Estimated Closing Statement and prepare the Estimated Closing Statement from the books and records of the Business in accordance with the Accounting Principles, and upon delivery to Purchaser, Seller shall consult with Purchaser in connection with matters set forth therein.

3.3	Payment of Initial Purchase Price

At the Closing, Purchaser (or its designee) shall pay the Initial Purchase Price to Seller in immediately available funds to Seller’s bank account FI2133010001338862, SWIFT: ESSEFIHX.

3.4	Determination of Final Purchase Price after Closing

(a)	Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, Purchaser shall deliver to Seller (i) an unaudited consolidated balance sheet of the Target Group as of the Effective Time prepared in accordance with the Accounting Principles (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations of (A) the amount of the Closing Net Debt, (B) the amount of the Closing Net Working Capital, (C) the amount of Closing Net Working Capital Adjustment, and (D) a calculation of the Final Purchase Price (the “Final Purchase Price”) (based on the amounts set forth in the Closing Statement).

(b)	During the twenty (20) day period immediately following Seller’s receipt of the Closing Statement, Purchaser shall provide Seller with reasonable access, during normal business hours, to the accounting and other personnel who were responsible for the preparation of the Closing Statement in order to respond to the inquiries of Seller related thereto and to the books and records of the Target Group relating to the Closing Statement.

(c)

In the event that Seller does not object to the Closing Statement by written notice of objection (a “Notice of Objection”) delivered to Purchaser within twenty (20) days after Seller’s receipt of the Closing Statement, the Closing Statement shall be deemed final and binding and the purchase price as calculated by Purchaser therein shall be deemed the “Final Purchase Price”. A Notice of Objection under this Section 3.4(c) shall set forth in detail Seller’s good faith alternative calculations of (i) the amount of the Closing Net Debt (line-by-line and identifying any objected line items), (ii) the amount of the Closing Net Working Capital (line-by-line and identifying any objected line items), (iii) the amount of Closing Net Working Capital Adjustment, and (iv) the Final Purchase Price (based on such amounts). The Parties agree and acknowledge that any such objections shall be limited to whether the preparation of the Closing

Statement and the calculations set forth therein were done in a manner consistent with this Section 3.4, and whether there were any mathematical or clerical errors in the preparation of the Closing Statement. Failure of Seller to provide a Notice of Objection in a timely manner will constitute Seller’s final and binding acceptance of the Closing Statement and all matters contained therein.

(d)	If Seller delivers a Notice of Objection to Purchaser within the twenty (20) day period referred to in Section 3.4(c), then any element of Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any disputed line-items (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 3.4 unless the Disputed Amounts amount in the aggregate to less than one hundred thousand Euro EUR (100,000) in which case such Disputed Amounts shall be ignored and the purchase price as calculated by Purchaser on the Closing Statement shall be deemed the “Final Purchase Price”.

(e)	The Parties shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within twenty (20) days (or such longer period as may be agreed by Seller and Purchaser) after the date of receipt by Purchaser from Seller of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to an independent firm of chartered accountants of international standing as Seller and Purchaser shall mutually agree (the “Closing Expert”).

(f)	The Parties shall use their commercially reasonable efforts to procure that the Closing Expert render a decision in accordance with this Section 3.4 along with a statement of reasons in relation thereto within thirty (30) days of the submission of the Disputed Amounts to the Closing Expert or a reasonable time thereafter.

(g)	If Seller and Purchaser submit any Disputed Amounts to the Closing Expert for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 3.4. All fees and expenses of the Closing Expert shall be paid by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Closing Expert.

(h)	The Closing Expert shall determine, based upon the provisions of this Section 3.4, only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made solely in reliance on submissions and supporting material provided by the Parties; any such submissions made by one Party shall also be disclosed to the other Party. The Disputed Amounts shall be no less than the lesser of the amount claimed by either Seller or Purchaser, and shall be no greater than the greater of the amount claimed by either Seller or Purchaser; provided that, if, (i) the Closing Expert’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Seller or Purchaser, then such Disputed Amount shall be deemed to be the lesser of the amounts claimed by either Seller or Purchaser, or (ii) the Closing Expert’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Seller or Purchaser, then such Disputed Amount shall be deemed to be the greater of the amounts claimed by either Seller or Purchaser. Based on its resolution of the Disputed Amounts in accordance with this Section 3.4, the Closing Expert shall determine the “Final Purchase Price”. The Closing Expert shall act as an expert and not as an arbitrator and his/her decision shall be final and binding on the Parties.

(i)	Upon the determination of the Final Purchase Price in accordance with this Section 3.4, Seller or Purchaser, as the case may be, shall make the payment required by this Section 3.4(i). The amount payable by Seller or Purchaser pursuant to this Section 3.4(i) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the Initial Purchase Price.

(i)	If the Final Purchase Price is greater than the Initial Purchase Price, then Purchaser shall pay to Seller the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid in immediately available funds to an account designated by Seller in writing to Purchaser promptly after the final determination of the Final Purchase Price.

(ii)	If the Final Purchase Price is less than the Initial Purchase Price, then Seller shall pay to Purchaser the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid in immediately available funds to an account designated by Purchaser in writing to Seller promptly after the final determination of the Final Purchase Price.

(iii)	The amount due as Purchase Price Adjustment shall bear interest from the Effective Time to (but excluding) the date of payment in accordance with Section 3.4(i)(i) or Section 3.4(i)(ii) above at a rate of three(3) per cent per annum.

4.	Pre-Closing Restructuring

4.1	General

(a)	Parent shall at its sole cost and expense procure that, and shall procure that its Affiliates shall, prior to Closing, complete the Pre-Closing Restructuring in accordance with the terms and conditions of the Pre-Closing Restructuring Agreements. The Parties acknowledge and agree that the Subsidiary Business Transfer Agreement is in agreed form but is, together with this Agreement, subject to advice of the Kemira Rotterdam Works Council under the Dutch Works Councils Act and notification and consultation pursuant to the Netherlands Merger Code (SER-Besluit fusiegedragsregels 2000), and they may be required to be amended, subject to the approval of the Parties, in the event the advice of the Kemira Rotterdam Works Council requires any amendments thereto.

(b)

To the extent it is within their respective powers of control and commercially reasonable to do so, the Parties agree to take all steps reasonably necessary or desirable to obtain a positive or neutral advice of the Kemira Rotterdam Works Council allowing the transactions contemplated by the Subsidiary Business Transfer Agreement and this Agreement to proceed as soon as possible after the date hereof and in compliance with the applicable provisions of the Dutch Works Councils Act and the Netherlands Merger Code. The Parties acknowledge that it is possible that the Kemira Rotterdam Works Council or, if applicable, the relevant trade unions will seek certain commitments in writing from Purchaser or impose other conditions on the Target Group. Parent shall ensure that Purchaser is notified of any requests for such commitments or other conditions stipulated by or on behalf of the Kemira Rotterdam Works Council or any relevant trade union and in such circumstances Parent shall procure that, in consultation with Purchaser, Kemira Rotterdam B.V. negotiates in good faith with the relevant employee body to seek an outcome satisfactory to both Purchaser and Parent in light of which Parent shall accept or cause the Target Group to accept, subject to the prior approval of Purchaser, all reasonable requests and conditions sought by any relevant employee bodies. Seller shall, and Parent shall on behalf of and as guarantor of Seller, in each case, as a primary obligor, indemnify and hold harmless Purchaser the Purchaser Indemnified Parties, as determined by Purchaser in its sole discretion, from any costs and expenses in relation to any commitments, requests or conditions to be made to or by the employee representative bodies in the periods prior to and following Closing in connection with the Subsidiary Business Transfer Agreement and this Agreement

(c)	In the event the advice of the Kemira Rotterdam Works Council would be (i) negative or (ii) positive or neutral but with conditions which would reasonably require an amendment to be made to the Subsidiary Business Transfer Agreement and/or this Agreement, the Parties shall enter into good faith negotiations in order agree on such amendments to the Subsidiary Business Transfer Agreement and this Agreement in order to accommodate the suggestions or conditions, or in case of a negative advice, the concerns of the Kemira Rotterdam Works Council. Parties acknowledge that (i) obtaining a neutral or positive advice from the Kemira Rotterdam Works Council is the primary responsibility of the Parent and Kemira Rotterdam B.V., and if such would lead to costs or expenses related to the required amendments to any Transaction Agreement, such costs or expenses should, should also be the liability of the Parent and Kemira Rotterdam B.V. and (ii) subject to Section 4.1(b), nothing in this Agreement or the outcome of the consultation procedures shall oblige the Purchaser to agree to any amendment of the Subsidiary Business Transfer Agreement or this Agreement.

(d)	In the event the Kemira Rotterdam Works Council’s advice allowing the transactions contemplated by the Subsidiary Business Transfer Agreement cannot be obtained prior to January 31, 2014, the Parties will enter into good faith negotiations in order to agree on alternative closing arrangements in line with division of responsibilities and liabilities as set out under (c) above, to otherwise transfer the economic benefit related to the relevant business assets to Purchaser.

(e)	Each Party confirms that it has reviewed the Pre-Closing Restructuring Agreements to its full satisfaction.

4.2	Further Actions

Each of Parent and Seller acknowledges, accepts and agrees that if and to the extent the Pre-Closing Restructuring requires any action by Parent, Seller or their respective Affiliates after Closing, Parent and Seller shall, and shall procure that their respective Affiliates shall take, such action as reasonably requested by Purchaser or the Target Group, in accordance with Purchaser’s or the Target Group’s reasonable instructions, at Parent’s and Seller’s sole cost and expense. Any costs incurred by Purchaser, the Target Group or their respective Affiliates in connection with this Section 4.2 shall be reimbursed to Purchaser (or, at Purchaser’s written direction, a member of the Target Group or an Affiliate thereof), promptly upon Purchaser’s written request, and Seller shall, and Parent shall on behalf of and as guarantor of Seller, in each case, as a primary obligor, indemnify and hold harmless Purchaser, the Target Group and their respective Affiliates, as determined by Purchaser in its sole discretion, for and from any losses, damages and costs resulting from the non-performance of the Transaction Agreements prior to the Closing to the extent that such non-performance is as a result of the Pre-Closing Restructuring.

4.3	Tax Indemnity

(a)	Subject only to Section 11.2(a) (except to the extent such Section relates the Parties’ duty to mitigate), Section 11.2(c), Section 11.2(d), Section 11.2(g) and Section 11.4, Seller shall, and Parent shall on behalf of and as guarantor of Seller, in each case as a primary obligor, indemnify and hold harmless Purchaser, and the Purchaser Indemnified Parties, in each case, as determined by Purchaser in its sole discretion, on a euro-for-euro basis against (i) any Taxes payable by the Company and/or the

Subsidiary as a result of the Pre-Closing Restructuring to the extent that Liability for such Taxes has not been taken into account as a deduction item in the Final Purchase Price and (ii) without duplication, any Taxes (or the non-payment thereof) of the Company and/or the Subsidiary with respect to taxable periods through the end of the day of Closing and any and all Taxes of any Person (other than Company and/or its Subsidiary) imposed on the Company and/or the Subsidiary as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing. If the Tax for which an indemnification payment has been made is subsequently reduced, the difference between the indemnification payment and the reduced lower Tax amount shall be reimbursed by Purchaser to Seller, including all interest related thereto but less any Taxes thereon incurred by the Company or the Subsidiary or required to be withheld.

(b)	Parent and Seller shall make all indemnification payments to be made by them without any Tax deduction, unless a Tax deduction is required by Law. If a Tax deduction is required by Law to be made by Parent or Seller, the amount of the payment due from Parent or Seller shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

(c)	Any claim based on Tax indemnity under this Section shall not be time barred.

(d)	For purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales or payroll of the Company and/or the Subsidiary for the portion of such period ending at the close of business on the Closing Date shall be determined based on interim closing of the books as of the close of business on the Closing Date as if a taxable period had ended on the Closing Date and the amount of other Taxes of the Company and/or the Subsidiary that relates to the portion of such period ending at the close of business on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days for the entire taxable period.

5.	Conditions Precedent

5.1	Conditions to Obligation of Each Party to Close

The sale and purchase of the Shares at the Closing and the respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by each of Purchaser, in its sole discretion, and Seller, in its sole discretion, in each case, at or prior to the Closing Date, of the following conditions:

(a)	any requisite filings with any competition authorities (the “Competition Authorities”) as set forth in Schedule 5.1 shall have been made, and the Competition Authorities shall have given all clearances or approvals necessary to permit the consummation and the completion of the transactions contemplated hereunder and contemplated pursuant to the Transaction Agreements, or all required waiting periods (including any extensions thereof) under applicable Competition Laws of such Competition Authorities shall have expired, whatever may occur first;

(b)	no Law shall have been enacted, promulgated or remain in effect that prohibits or makes illegal or which could otherwise restrain or prohibit the consummation of the transactions contemplated hereunder or pursuant to the Transaction Agreements; and

(c)	no Order which seeks to prevent or enjoin the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall have been commenced or be continuing.

5.2	Conditions to Purchaser’s Obligation to Close

Purchaser’s obligation to effect the purchase of the Shares at the Closing and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by Purchaser, in its sole discretion, on or prior to the Closing Date, of all of the following conditions:

(a)	(i) the warranties of Parent and Seller set out in Sections 9.1, 9.2, 9.3, 9.12(a) and 9.21 (the “Seller Fundamental Warranties”) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent any such warranty expressly speaks as of an earlier or particular date, in which case as of such earlier or particular date), (ii) the other warranties of Parent and Seller set forth in Section 9 shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier or particular date, in which case as of such earlier or particular date), except where the failure of such warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality”, “Material Adverse Effect” or similar qualifiers contained in such warranties), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; provided, that, irrespective of the disclosure by Parent or Seller or the knowledge of Purchaser of such breach or breaches at the Closing, Purchaser shall retain all rights for indemnification under Section 11 of this Agreement in respect of such breach or breaches;

(b)	the covenants, agreements and undertakings of each of Parent and Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, except Section 4.1(a), which shall have been performed in all respects;

(c)	the Neste Oil Contract shall have been executed by the parties thereto;

(d)	Parent shall have provided evidence in the form of an up-dated extract from the Finnish land register to confirm that that the real estates with the real estate register numbers 564-64-3-11 and 564-65-1-3, which real estates constitute the land area leased by the Company from Parent under the Oulu Lease, are free from mortgages (kiinteistökiinnitys); and

(e)	since the date of this Agreement, no Material Adverse Effect shall have occurred or be occurring.

5.3	Conditions to Parent’s and Seller’s Obligation to Close

Parent’s and Seller’s obligation to effect the sale of the Shares at the Closing and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by Parent and Seller, in their sole discretion (acting jointly), on or prior to the Closing Date, of all of the following conditions:

(a)

the warranties of Purchaser set out in Sections 10.1, 10.2, 10.5 and 10.8 (the “Purchaser Fundamental Warranties”) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of an earlier or particular date, in which case as of such earlier or particular date), (ii) the other warranties of Purchaser set forth in Section 10 shall be true and correct (without giving effect to any “materiality”, “material adverse effect” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier or particular date, in which case as of such earlier or particular date), except where the failure of such warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality”, “material adverse effect” or similar qualifiers contained in such warranties), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, that, irrespective of the disclosure by Purchaser or the knowledge of Seller of such breach or breaches at the Closing, Seller shall retain all rights for indemnification under Section 11 of this Agreement in respect of such breach or breaches; and

(b)	the covenants, agreements and undertakings of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

6.	Closing

6.1	Closing

(a)	The Parties shall each notify the other promptly upon becoming aware that all of the conditions precedent for the Closing set forth in Section 5 have been fulfilled (other than those conditions that by their nature are to be satisfied or, to the extent permitted by Law, waived at the Closing, but subject to the satisfaction in full or waiver of those conditions at or prior to the Closing).

(b)	Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement (the “Closing”), shall take place at 9:00 am (Finnish time) on the first Business Day of the calendar month following the date on which all conditions precedent for the Closing set forth in Section 5 have been fulfilled (other than (i) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (ii) those other conditions that by their nature cannot be satisfied until the Closing Date) or waived, at the offices of White & Case LLP, Eteläranta 14, Helsinki, Finland, or at such other time, date and place as the Parties shall agree upon in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Section 5 (other than (i) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (ii) those other conditions that by their nature cannot be satisfied until the Closing Date), the Closing shall occur on the earlier of (i) a date during the Marketing Period specified by Purchaser on no less than three (3) Business Days’ notice to Seller and (ii) the first Business Day immediately following the final day of the Marketing Period (as it may be extended hereunder), or such other date and time as the Parties may agree in writing (the day on which the Closing takes place, the “Closing Date”).

6.2	Purchaser’s Obligations at the Closing

At the Closing, Purchaser shall:

(a)	pay, or procure the payment of, the Initial Purchase Price in accordance with Section 3.3;

(b)	repay and release, or procure that the Company and the Subsidiary repay and release, any and all loans (including interest accrued), guarantees and undertakings (the

“Release Amounts”) given by Parent or its Affiliates to or in favor of the Company or the Subsidiary as of the Closing Date, as set out in a written statement delivered by or on behalf of Seller to Purchaser no later than ten (10) Business Days prior to the Closing Date;

(c)	deliver to Seller a copy of the resolution of the board of directors of Purchaser authorizing entry into the Transaction Agreements to which it is a party;

(d)	execute and deliver to Seller the Transaction Agreements to which it is a party; and

(e)	deliver a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 5.3(a) and 5.3(b) have been satisfied or waived.

6.3	Parent’s and Seller’s Obligations at the Closing

At the Closing, Parent and Seller shall:

(a)	deliver to Purchaser all share certificates for the Shares duly endorsed by the Seller;

(b)	deliver to Purchaser the statutory books, registers and minute books of the Company and the Subsidiary;

(c)	deliver to Purchaser a copy of the resolution of the board of directors of each of Parent and Seller authorizing entry into the Transaction Agreements to which it is a party;

(d)	deliver to Purchaser the VDD Reports (or reliance letters) addressed to Purchaser and the Lenders;

(e)	procure that the members of the board of directors of the Company and the Subsidiary resign from their respective offices and deliver to Purchaser a certificate executed by each such director (in form and substance reasonably satisfactory to Purchaser) waiving any and all claims against Purchaser, the Target Group or the Business;

(f)	execute and deliver to Purchaser the Transaction Agreements to which Parent or any of its Affiliates is a party;

(g)	deliver a certificate, dated as of the Closing Date and signed on behalf of each of Parent and Seller by an executive officer of Parent and Seller, stating that the conditions specified in Sections 5.2(a), 5.2(b), 5.2(c) and 5.2(e) have been satisfied or waived;

(h)	the Insurance Documents; and

(i)	deliver to Purchaser the Regulatory Financial Information.

6.4	Completion of Closing

All steps taken in connection with Closing listed in Sections 6.2 and 6.3 will be considered to have occurred simultaneously, as a part of a single transaction, and in the proper sequence, and no delivery will be considered to have been made until each such step has been completed, and, thus, Closing will be completed only after all the steps mentioned above have been taken.

7.	Termination

7.1	Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of Seller and Purchaser;

(b)	by either Seller or Purchaser, if the Closing shall not have occurred on or prior to the Long Stop Date; provided, however, that (a) if all of the conditions to Closing, other than the conditions set forth in Section 5.1(a), shall have been satisfied (other than (i) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (ii) those other conditions that by their nature cannot be satisfied until the Closing Date) or waived prior to such date, the Long Stop Date may be extended by either Seller or Purchaser from time to time by written notice to the other party up to a date not beyond two (2) additional months, the latest of any of which dates shall thereafter be deemed to be the Long Stop Date and (b) (x) if all of the conditions to Closing shall have been satisfied (other than (i) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (ii) those other conditions that by their nature cannot be satisfied until the Closing Date) or waived prior to such date and (y) the Marketing Period has not ended prior to the Long Stop Date solely as a result of the satisfaction of the conditions set forth in Section 5.1(a) occurring subsequent to the date that is 30 days prior to the Long Stop Date, the Long Stop Date may be extended by either Seller or Purchaser by written notice to the other party up to a date not beyond the first Business Day immediately following the final day of the Marketing Period, which date shall thereafter be deemed to be the Long Stop Date; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)	by Purchaser, if either Parent or Seller shall have breached or failed to perform in any material respect any of its warranties, covenants, undertakings, obligations or other agreements contained in this Agreement, and such breach or failure to perform (i) would, if occurring or continuing on the Closing Date, cause a failure of a condition set forth in Section 5.2(a) or Section 5.2(b), as applicable, not to be satisfied; and (ii) is not waived or has not been cured (or cannot be cured) (x) prior to the earlier of (A) the Business Day prior to the Long Stop Date and (B) the date that is thirty (30) days from the date that Purchaser is notified in accordance with this Agreement of such breach or failure to perform or (y) in the case of the failure of the condition set forth in Section 5.2(b) solely in respect of the undertakings in Section 4.1(a) only, prior to date that is sixty (60) days after the Long Stop Date (such date, the “Pre-Closing Restructuring Cure Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Purchaser if Purchaser is then in breach of this Agreement such that it would cause any of the conditions set forth in Section 5.3 not to be satisfied;

(d)

by Seller, if (A) all of the conditions set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or waived on or prior to the date of such termination (other than (x) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a) (provided that Seller shall deliver written confirmation that it stands ready, willing and able to consummate such undertakings) and (y) those other conditions that by their nature cannot be satisfied until the Closing Date, but which conditions at the time of termination shall be capable of being satisfied) and (B) Purchaser fails to consummate the transactions contemplated by this Agreement within three Business Days following the date the Closing should have occurred pursuant to Section 6.1; provided that Seller shall have previously given to Purchaser written notice of its intention to terminate this Agreement pursuant to this Section 7.1(d), which notice shall not be effective unless it (i) confirms that all conditions set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or waived on or prior to the date of such termination (other than (x) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a), which Seller shall confirm that it stands ready, willing and able to consummate such undertaking and (y) those other conditions that by their nature cannot be satisfied until the Closing Date, but which conditions at the time of termination shall be capable of being satisfied) or that it is willing to waive all unsatisfied conditions in Section 5.3 and it stands ready, willing and able to consummate the Closing, and (ii) is given no earlier than the date the Closing should have occurred pursuant to Section 6.1;

(e)	by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its warranties, covenants, undertakings, obligations or other agreements contained in this Agreement, and such breach or failure to perform (i) would, if occurring or continuing on the Closing Date, cause a failure of a condition set forth in Section 5.3(a) or Section 5.3(b) not to be satisfied and (ii) is not waived or has not been cured (or cannot be cured) prior to the earlier of (x) the Business Day prior to the Long Stop Date or (y) the date that is thirty (30) days from the date that Parent or Seller is notified in accordance with this Agreement of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Seller if Parent or Seller is then in breach of this Agreement such that it would cause any of the conditions set forth in Section 5.2 not to be satisfied;

(f)	by any Party if any applicable Law permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and such Law becomes effective (and final and nonappealable); or

(g)	by Purchaser if the Regulatory Financial Information has not been completed and delivered to Purchaser on or before the Long Stop Date, it being understood that any such termination would have immediate effect unless otherwise agreed between the Parties in writing and not be subject to any right of cure.

7.2	Parent Termination Fee; Regulatory Financial Information Termination Fee

(a)

If the Pre-Closing Restructuring has not been completed on or prior to the Pre-Closing Restructuring Cure Date and Purchaser terminates this Agreement pursuant to Section 7.1(c), Parent shall pay to Purchaser within three (3) Business Days of the Pre-Closing Restructuring Cure Date, by means of liquidated damages, an amount equal to three million Euro (EUR 3,000,000) (the “Parent Termination Fee”), such amount to be paid to Purchaser in immediately available funds to a bank account designated by Purchaser. The Parties acknowledge and agree that the Parent Termination Fee represents a genuine and reasonable estimate of the damage likely to be suffered by Purchaser and any Representatives of Purchaser if Closing fails to occur because the Pre-Closing Restructuring has not been completed on or prior to the Pre-Closing Restructuring Cure Date. Without limiting the foregoing, upon payment of the Parent Termination Fee, none of Parent, Seller or their respective former, current or future, direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns (each a “Parent Non-Recourse Person” and together, the “Parent Non-Recourse Persons”) shall have any further liability to Purchaser (or any other Person) relating to or arising out of the Transaction Agreements or in respect of any other document of theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise, and none of such Persons shall have any further liability to Purchaser (or any other Person) relating to or arising out of the Transaction Agreements or the transactions contemplated thereby or the failure of such transactions to be consummated. The Parent Non-Recourse Persons are intended to be third party beneficiaries for the purposes of this Section 7.2(a).

(b)	If this Agreement is terminated by Purchaser pursuant to Section 7.1(g), Parent shall pay to Purchaser within three (3) Business Days of such termination, by means of liquidated damages, an amount equal to two million Euro (EUR 2,000,000) (the “Regulatory Financial Information Termination Fee”), such amount to be paid to Purchaser in immediately available funds to a bank account designated by Purchaser. The Parties acknowledge and agree that the Regulatory Financial Information Termination Fee represents a genuine and reasonable estimate of the damage likely to be suffered by Purchaser and any Representatives of Purchaser if Closing fails to occur because the Required Financial Information has not been timely completed and delivered. Without limiting the foregoing, upon payment of the Regulatory Financial Information Termination Fee, none of the Parent Non-Recourse Parties shall have any further liability to Purchaser (or any other Person) relating to or arising out of the Transaction Agreements or in respect of any other document of theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise, and none of such Persons shall have any further liability to Purchaser (or any other Person) relating to or arising out of the Transaction Agreements or the transactions contemplated thereby or the failure of such transactions to be consummated. The Parent Non-Recourse Persons are intended to be third party beneficiaries for the purposes of this Section 7.2(b).

(c)	The maximum Liability of the Parent Non-Recourse Parties in connection with the matters set forth in Section 7.2(a) and Section 7.2(b) and subject to the terms and conditions herein shall be limited to an amount equal to the amount specified herein as the Parent Termination Fee or the Regulatory Financial Information Termination Fee, as the case may be. The Parties acknowledge and agree that in no event will Parent be required to pay both the Parent Termination Fee and the Regulatory Financial Information Termination Fee, or either of the foregoing on more than one occasion.

7.3	Purchaser Debt Termination Fee; Purchaser Termination Fee

(a)

If this Agreement is terminated by Seller pursuant to Section 7.1(d) (and Purchaser’s failure to consummate the transactions contemplated by this Agreement is a result of Purchaser’s failure to receive the proceeds of the Debt Financing) and all of the conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or waived on or prior to the date of such termination (other than (x) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a); provided that Seller delivers written confirmation that it stands ready, willing and able to consummate such undertakings, and (y) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but which conditions at the time of termination shall be capable of being satisfied), Purchaser shall pay, or cause to be paid, to Parent within three (3) Business Days of such termination (it being understood that in no event shall the Purchaser Debt Termination Fee be paid more than once), by means of liquidated damages, an amount equal to seven million Euro (EUR 7,000,000) (the “Purchaser Debt Termination Fee”), such amount to be paid to Parent in immediately available funds to a bank account designated by Parent; provided, that, in any case, if the Closing does not occur solely by reason of a failure of Seller or Parent or any of their Affiliates to comply with the obligations under Section 8.12 after fifteen (15) calendar days’ written notice to Seller of such failure, no Purchaser Debt Termination Fee shall be payable and Purchaser shall otherwise have no liability to Parent under this Section 7.3. The Parties agree that to the extent that the Purchaser Debt Termination Fee is payable pursuant to this Section 7.3(a) the maximum Liability of Purchaser, the Debt Financing Sources and their respective former, current or future, direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of their respective successors or assigns (each a “Purchaser Non-Recourse Person” and together, the “Purchaser Non-Recourse Persons”) collectively to Parent and Seller and their respective Representatives in connection therewith and subject to the terms and conditions herein shall be limited to an amount equal to the amount specified herein as the Purchaser Debt Termination Fee. The Parties acknowledge and agree that in no event will Purchaser be required to pay the Purchaser Debt Termination Fee on more than one occasion. The Purchaser Non-Recourse Persons are intended to be third party beneficiaries for the purposes of this Section 7.3(a). The maximum Liability of the Purchaser Non-Recourse Persons in connection with the matters set forth in this Section 7.3(a) and subject to the terms and conditions herein shall be limited to an amount equal to the amount specified herein as the Purchaser Debt Termination Fee. The Parties acknowledge and agree that in no event will Purchaser be required to pay both the Purchaser Debt Termination Fee and the Purchaser Termination Fee, or either of the foregoing, on more than one occasion.

(b)	If this Agreement is terminated by Seller pursuant to Section 7.1(d) (and Purchaser’s failure to consummate the transactions contemplated by this Agreement is not a result of Purchaser’s failure to receive the proceeds of the Debt Financing) and all of the conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or waived on or prior to the date of such termination (other than (x) the condition set forth in Section 5.2(b) in respect of the undertakings in Section 4.1(a); provided that Seller delivers written confirmation that it stands ready, willing and able to consummate such undertakings, and (y) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but which conditions at the time of termination shall be capable of being satisfied), Purchaser shall pay, or cause to be paid, to Parent within three (3) Business Days of such termination (it being understood that in no event shall the Purchaser Termination Fee be paid more than once), by means of liquidated damages, an amount equal to three million Euro (EUR 3,000,000) (the “Purchaser Termination Fee”), such amount to be paid to Parent in immediately available funds to a bank account designated by Parent. The Parties agree that to the extent that the Purchaser Termination Fee is payable pursuant to this Section 7.3(b) the maximum Liability of the Purchaser Non-Recourse Persons collectively to Parent and Seller and their respective Representatives in connection therewith and subject to the terms and conditions herein shall be limited to an amount equal to the amount specified herein as the Purchaser Termination Fee. The Parties acknowledge and agree that in no event will Purchaser be required to pay the Purchaser Termination Fee on more than one occasion. The Purchaser Non-Recourse Persons are intended to be third party beneficiaries for the purposes of this Section 7.3(b).The Parties acknowledge and agree that in no event will Purchaser be required to pay both the Purchaser Debt Termination Fee and the Purchaser Termination Fee or either of the foregoing, on more than one occasion.

(c)	Notwithstanding anything to the contrary in this Agreement, if Purchaser fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then the termination of this Agreement pursuant to Section 7.1(e) or Section 7.1(d) and, if applicable, receipt of payment of the Purchaser Debt Termination Fee or the Purchaser Termination Fee, if applicable, pursuant to this Section 7.3 shall be the sole and exclusive remedies (whether at law, in equity, in Contract, in tort or otherwise) of Parent, Seller and their respective Representatives (and any other Person) against any other financing source of Purchaser, and any of the respective Purchaser Non-Recourse Persons for any breach, Liability, cost, expense, Loss or damage suffered as a result thereof or in connection therewith or related thereto.

(d)	Except as provided in the immediately foregoing Section 7.3(a), Section 7.3(b) and Section 7.3(c), none of the Purchaser Non-Recourse Persons will have any Liability or obligation to Parent or Seller (or any other Person) relating to or arising out of any Transaction Agreements or the Debt Commitment Letter, or in respect of any Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith and therewith, whether at Law or equity, in Contract, in tort or otherwise. Seller acknowledges and agrees that none of the Debt Financing Sources or Purchaser’s other financing sources shall have any Liability or obligation to Parent or Seller (or any other Person) if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Debt Commitment Letter. Without limiting the foregoing, upon payment of the Purchaser Debt Termination Fee or the Purchaser Termination Fee, as and if applicable, none of the Purchaser Non-Recourse Persons shall have any further liability to Parent or Seller (or any other Person) relating to or arising out of the Transaction Agreements or the Debt Commitment Letter or in respect of any other document of theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise, and none of the Purchaser Non-Recourse Persons shall have any further liability to Parent or Seller (or any other person) relating to or arising out of the Transaction Agreements or the Debt Commitment Letter or the transactions contemplated thereby or the failure of such transactions to be consummated.

7.4	Effect of Termination

Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by any Party pursuant to Section 7.1, this Agreement shall terminate and become void and have no effect, except that this Section 7.4, Section 1 (Definitions and Interpretation), Section 7.2 (Parent Termination Fee; Regulatory Financial Information Termination Fee), Section 7.3 (Purchaser Debt Termination Fee; Purchaser Termination Fee), Section 8.4 (Publicity) and Section 12 (Miscellaneous), as well as the confidentiality undertaking, dated July 12, 2013, executed by Purchaser (the “Confidentiality Undertaking”), shall survive the termination of this Agreement in accordance with their respective terms. In the event of termination of this Agreement by any Party pursuant to Section 7.1, there shall be no Liability on the part of any Party or of any Debt Financing Source, except pursuant to Section 7.2 and Section 7.3 or with respect to any Party whose fraud was the cause of the failure of any of the conditions set forth in Section 5 not to be satisfied. Notwithstanding anything to the contrary set forth herein, each of Parent and Seller agrees and acknowledges that it shall not be entitled to apply for, and covenants with the Purchaser that it will not apply for or seek to obtain, the remedy of specific performance or any other equitable remedies at any time or under any circumstance.

8.	Certain Agreements and Covenants

8.1	Conduct of Business

(a)	During the period from the date of this Agreement until the Closing Date, each of Parent and Seller agrees that it shall (and shall procure that its Affiliates) (i) conduct the Business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact in all material respects the business organization of the Business, (iii) comply with Schedule 8.1, (iv) use its commercially reasonable efforts to maintain and protect all of the Intellectual Property of the Business so as not to adversely affect the value, enforceability or proprietary nature thereof, and (v) use its commercially reasonable efforts to undertake the actions identified on Schedule 8.1(a)(v).

(b)	Notwithstanding the aforesaid, Parent and/or its Affiliates (including the Company and the Subsidiary) may take any action related to the Business and the Acquired Assets (i) with the prior written consent of Purchaser, (ii) as may be expressly directed or permitted pursuant to the Transaction Agreements, or (iii) as may be required by Law or governmental entity.

8.2	Governmental Approvals and Consents

(a)	Purchaser shall prepare and file as promptly as practicable all documentation (including any forms, declarations, notifications, registrations and notices or if required, drafts thereof) to effect all necessary filings required under any applicable Competition Laws to consummate the transactions contemplated by this Agreement and shall obtain as promptly as practicable all consents, registrations, authorizations, permits, expiration or termination of any applicable waiting periods, and other approvals that are necessary or advisable to obtain from any Competition Authority in order to consummate the transactions contemplated by this Agreement.

(b)	Purchaser shall (i) be responsible for, and shall bear all costs related to, the preparation and filing of any notices, documents or other acts with any Competition Authority for obtaining any governmental approval required to consummate the transactions contemplated by this Agreement; (ii) if required by any Competition Authority, carry out all acts and measures necessary to ensure that such approvals are obtained without delay (including, without limitation, offering structural (such as divestment of assets, companies or businesses or the granting of any licenses) and/or behavioral commitments as may be required to remove any concerns that any such authorities may have for an expedient approval of the transactions contemplated by this Agreement, provided, that in any event such structural and/or behavioral commitments shall only apply to Purchaser and its Subsidiary Undertakings); (iii) provide to any Competition Authority all non-privileged information and documents requested by such Competition Authority or that are necessary or advisable to provide in order to obtain any approval required to consummate the transactions contemplated by this Agreement, and (iv) take any and all further steps (including appeal, posting of bonds and provision of escrows or other remedies) required by any Competition Authority that are necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any preliminary, temporary or permanent injunction, decision, order, judgment, determination or decree by or of any Competition Authority that would make unlawful, prohibit, delay, restrain or otherwise impair any approval required to consummate the transactions contemplated by this Agreement.

(c)	Seller and/or its Representative shall, at all times, be given the reasonable opportunity to participate in all negotiations and/or material discussions with any and all competent authorities and shall receive copies of all material information and correspondence related to such negotiations and/or discussions and Purchaser shall, and shall see to that its advisors shall, grant reasonable access to Seller, acting reasonably, to review material submissions to any competent authority and monitor the filing process.

(d)	Seller shall provide to Purchaser and/or any relevant authority all information and documents regarding the Business and the Target Group including access to relevant personnel as may be reasonably requested by Purchaser and/or such authority for the purposes of Section 8.1(b).

(e)	Seller shall not communicate with or make any notifications to any Competition Authority and shall not offer to make or enter into any understandings, undertakings or agreements (oral or written) with any Competition Authority in respect of the transactions contemplated in this Agreement without prior approval and involvement of Purchaser.

8.3	Discharge of Directors

(a)	At the first general meeting of shareholders of the Company and the Subsidiary following the Closing Date at which a report is available from the auditors at the Company and the Subsidiary for the relevant period, Purchaser undertakes to vote and procure that the Company vote for the members of the boards of directors of the Company and the Subsidiary, respectively, as at the Closing Date, to be discharged from Liability for the period until the Closing Date; provided, that the auditors of the Company or the Subsidiary in their report for the relevant period do not recommend against such discharge.

(b)	Absent fraud or willful misconduct, Purchaser undertakes that neither it nor any of its Affiliates (including the Company and the Subsidiary after Closing) shall (i) present any claims against any of the officers and directors of the Company and the Subsidiary to the transactions contemplated by this Agreement or by the Pre-Closing Restructuring Agreements, or (ii) subject to the terms and conditions of Section 11.1, present any monetary claims against Parent, any Affiliate of Parent, or any of its officers and directors in connection with their prior position as shareholder of the Company or their control of, or influence on, the Business and any actions relating thereto.

8.4	Publicity

(a)	Except as otherwise required by Law (including stock exchange rules), or as set forth in this Section 8.4, none of the Parties shall issue any press release or make any other public announcement relating to the Transaction Agreements, or the matters contained herein or therein, without obtaining the prior written approval of the other Party to the contents and the manner of presentation and announcement thereof (such approval not to be unreasonably withheld, delayed or conditioned); provided, that, prior to any such release or announcement as required by Law, the Party required to issue the release or announcement shall allow the other Parties reasonable time to comment thereon in advance of such issuance; provided, further, however, (i) that each of the Parties may make internal announcements to its employees (other than with respect to price) that are consistent with such Party’s prior public disclosures regarding this Agreement, the Transaction Agreements and the transactions contemplated hereby or thereby, and (b) Purchaser and its Affiliates may provide ordinary course communications regarding this Agreement, the Transaction Agreements and the transactions contemplated hereby or thereby to existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person owing a confidentiality obligation to Purchaser or its Affiliates. The requirements of this Section 8.4 shall be in addition to those included in the Confidentiality Undertaking. In case of any difference between the requirements of this Section 8.4 and those included in the Confidentiality Undertaking, the terms of this Section 8.4 shall prevail.

(b)	The Parties agree that each of Parent and Purchaser shall issue separate press releases after the execution of this Agreement in the form, in the case of Parent, set forth at Part A of Exhibit H and in the form, in the case of Purchaser, set forth at Part B of Exhibit H.

8.5	Access to Files

(a)	Subject to applicable Law, Purchaser shall after Closing (and shall procure that the Company and the Subsidiary) afford and furnish to Seller and its Representatives, at Seller’s sole cost and expense, (i) access, during normal business hours and upon reasonable notice, to the properties, assets, books and records and personnel of the Company and the Subsidiary and to senior management personnel of the Company and the Subsidiary; and (ii) such information concerning the business, operations, properties, assets and personnel of the Company and the Subsidiary, in each case to the extent reasonably requested by Seller for accounting, audit, legal, Tax and other matters in relation to which Seller or an Affiliate of Seller has or may have any Liability or obligation, and in any event only in relation to the time before the Closing Date; provided, however, that Purchaser and its Affiliates may withhold any access, document or information (x) that is subject to the terms of a written confidentiality agreement in effect with a third party, (y) that would reasonably be expected to unreasonably interfere with the conduct of Purchaser’s or its Affiliates’ normal operation of their respective businesses (including, the Business), or (z) would cause a material violation of any legally binding agreement to which Purchaser or any of its Affiliates is a party or bound. Any information provided to Seller or its Representatives in accordance with this Section 8.5(a) shall be held and treated as Company Confidential Information for the purposes of this Agreement.

(b)	Purchaser agrees to hold all of the books and records of the Company and the Subsidiary in existence and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law and, thereafter, if it desires to destroy or dispose of such books and records to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(c)	Subject to applicable Law, from and after the date of this Agreement, each of Parent and Seller (i) permit Purchaser and its Representatives to have reasonable access to the books and records, assets, employees, facilities, Contracts and data of Parent and Seller and their respective Affiliates which are material to, or used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of the Business (including all such access necessary to consummate the Debt Financing, until the Closing Date, and in connection with Section 3.4(a)), during normal business hours, upon reasonable notice, consistent with applicable Law and (ii) furnish to Purchaser and its Representatives such additional financial and operating data and other information regarding the Business (or true, accurate and complete copies thereof) as Purchaser or such Representatives may from time to time reasonably request; provided, however, that Parent or Seller may withhold any document or information (x) that is subject to the terms of a written confidentiality agreement in effect with a third party, (y) that would reasonably be expected to unreasonably interfere with the conduct of Parent’s or its Affiliates’ normal operation of their other respective businesses, or (z) would cause a material violation of any legally binding agreement to which Parent or Seller or any of their respective Affiliates is a party or bound. Any information provided to Purchaser or its Representatives in accordance with this Section 8.5(c) or otherwise pursuant to this Agreement shall be held by Purchaser and its Representatives in accordance with the Confidentiality Undertaking.

(d)	Parent and/or Seller (as applicable) agrees to hold and retain all of the books and records that relate to the Business and which are not held by or transferred to the Target Group as at the Closing Date, and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law and, thereafter, if it desires to destroy or dispose of such books and records to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Purchaser.

8.6	Non-Competition; Non-Solicitation

(a)	Each of Parent and Seller hereby undertakes not to, and shall procure that its Affiliates shall not, in any country in which the Business is conducted as at the Closing Date, own, manage, operate, control or otherwise engage, directly or indirectly, in any capacity, in any business which competes with the Business as carried out as at the Closing Date, for a period of three (3) years following the Closing Date. For the avoidance of doubt, nothing in this Section 8.6(a) will restrict any Person (other than Parent and its Subsidiary Undertakings) or its Affiliates acquiring (through share purchase or in a merger or other consolidation) Parent or all or substantially all of the assets of Parent, from engaging (other than through Parent and its Subsidiary Undertakings) in any activities which compete with the Business unless such Person or any of its Affiliates is engaged in any activities which compete, directly or indirectly, with the formic acid business operations of the Business; provided that, nothing in this Section 8.6(a) will restrict BASF or Perstorp or their respective Affiliates acquiring (through share purchase or in a merger or other consolidation) Parent or all or substantially all of the assets of Parent.

(b)	Each of Parent and Seller shall not (and shall procure that its Affiliates shall not), whether alone or jointly with another Person and whether directly or indirectly, for three (3) years after the Closing Date, solicit, seek to entice away from the Business or the Target Group or hire any Person who is employed by the Business or the Target Group in skilled or managerial work as at the Closing Date. Nothing stated above restricts Parent, Seller or their respective Affiliates from (i) placing, or entering into discussions with a Person who replies to a bona fide general recruitment advertisement which is not specifically targeted at those Persons or (ii) hiring any Person whose employment has been terminated by the Target Group at least six months earlier.

(c)	Each of Parent and Seller acknowledges (on behalf of itself and its Affiliates) that the time, scope and other provisions of this Section 8.6 and Section 8.7 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances and are necessary to induce Purchaser to enter into this Agreement. It is further agreed that other remedies cannot fully compensate Purchaser for a violation by Parent, Seller or their respective Representatives of the terms of this Section 8.6 and Section 8.7 and that Purchaser, in addition to remedies available at Law, shall be entitled to equitable remedies (including injunctive relief and specific performance) to prevent any such violation or threatened violation or continuing violation by Parent or Seller (or any of their respective Representatives). It is the intent and understanding of each Party that if, in any proceeding, any term, restriction, covenant, undertaking or promise herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, undertaking or promise shall be deemed modified to the extent necessary to make it enforceable.

8.7	No Shop

(a)	From the date hereof, each of Parent and Seller hereby undertakes that it shall, and shall procure that its Representatives shall:

(i)	immediately cease and procure the termination of any solicitation, encouragement, discussion or negotiation with any Person conducted prior to the date hereof by Parent, Seller or their respective Representatives with respect to any actual or potential Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal; and

(ii)	with respect to third parties with whom discussions or negotiations have been terminated on, prior to or subsequent to the date hereof, each of Parent and Seller shall use its reasonable efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously disclosed by or on behalf of Parent, Seller or their respective Representatives.

(b)	From the date hereof until the occurrence of the earlier of (A) termination of this Agreement pursuant to Section 7 and (B) the Closing, neither Parent nor Seller shall, and they shall procure that its Representatives shall not, directly or indirectly:

(i)	solicit, initiate, endorse, cooperate with or knowingly encourage or facilitate (including by way of furnishing non-public information or data) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal;

(ii)	conduct any discussions, enter into any negotiations, or accept any submissions of proposals or offers in respect of any Acquisition Proposal;

(iii)	furnish to any person any non-public information or data regarding the Business, the Acquired Assets, the Shares, the Target Group or the Pre-Closing Restructuring (including this Agreement, the Pre-Closing Restructuring Agreements and any other document containing Purchaser’s proposed terms and any other financial information, projections or proposals regarding the Business, the Target Group, the Acquired Assets or the Shares), or provide access to any person to the properties, assets or employees of any member of the Business or Parent or its Affiliates in connection with or in response to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal;

(iv)	enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement, partnership agreement or any other similar agreement requiring Parent or Seller to abandon, terminate or breach its obligations hereunder or pursuant to any Pre-Closing Restructuring Agreement or fail to consummate the transactions contemplated hereby or thereby or otherwise relating to an Acquisition Proposal; or

(v)	approve or recommend any Acquisition Proposal (except the transactions contemplated by this Agreement and the Pre-Closing Restructuring Agreements).

8.8	Insurance

Purchaser acknowledges that the insurance cover of the Target Group and the Business under Parent’s umbrella insurance arrangements will terminate upon Closing and Purchaser will procure that the Target Group take out such insurance coverage as Purchaser deems is necessary as replacement. For the avoidance of doubt, any claim related to pre-Closing events or occurrences, known or unknown, insured under any of Parent’s or any of its Affiliates’ occurrence based policies or self-insurance program will remain insured following the Closing Date.

8.9	Further Assurances

Save as otherwise provided herein, if at any time prior to or after Closing any further action is necessary or advisable to carry out the purposes the Transaction Agreements, the Parties hereby agree to take such further action (including the delivery of such further instruments and documents and reasonably cooperating in connection with the obtainment of the consents required pursuant to the Material Contracts) as the other Party reasonably may request at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification in Section 11 or to performance as contemplated by any Transaction Agreement), in order to effectuate the provisions and purposes of the Transaction Agreements.

8.10	Employee Matters

Seller shall, and Parent shall on behalf of and as guarantor of Seller, in each case, as a primary obligor, indemnify and keep Purchaser and its Affiliates, as determined by Purchaser in its sole discretion, indemnified against all and any Liabilities and Loss arising in connection with any payments made by Purchaser to any Employees based on Liabilities of the employer related to any time prior to Closing, including, for the avoidance of doubt, any Liabilities in connection with any collective bargaining agreements applicable to the Employees and all accrued, unpaid Liabilities, whether due for payment on the Closing Date or not, of the Employees up to and including the Closing Date, whether contractual or statutory in nature and including any amounts payable to the Employees pursuant to any arrangement, agreement or understanding as of the Closing Date, such as the Liability for all pension costs, other payroll costs, wages, accrued vacation salaries, and social security costs.

8.11	Non-Finnish Employees

(a)	If, by operation of law, the contract of employment of any Dutch Employee transfers, or should transfer, to Purchaser or its Affiliates at the Closing, Purchaser shall indemnify and keep Parent and its Affiliates indemnified, up to a maximum aggregate amount of five hundred thousand Euro (EUR 500,000), against all and any Liabilities and Loss arising in connection with:

(i)	any claim by any such person in respect of any actual breach of contract and/or actual breach of statutory employment rights because of any change in, or any plans by Purchaser and/or its Affiliates to change any, terms and conditions of employment or working conditions of such person on or after Closing; and

(ii)	any objection by any such person to the transfer of his/her employment to Purchaser or its Affiliates;

(b)	If the employment of any Non-Finnish Employee shall not or does not transfer to Purchaser or its Affiliates by operation of law at the Closing, the following will apply:

(i)	Purchaser shall, in consultation with, and with the reasonable cooperation of, Parent, by Closing, make an offer of employment, or procure that an offer of employment is made, to such person on terms no less favorable in the aggregate to the employment contract of such person in existence immediately prior to Closing, to take effect upon termination of the existing employment contract of such person; provided, however, that Purchaser agrees that any such offers of employment shall be sufficient to satisfy the requirements of any applicable law; and

(ii)	Parent shall terminate or procure the termination of the existing employment contract of such person with effect from Closing.

(c)	If, by operation of law, the contract of employment of any employee of Parent or its Affiliates other than a Non-Finnish Employee transfers, or should transfer, to Purchaser or its Affiliates at the Closing (other than any Employees transferring to the Company by operation of law in Finland), the following shall apply:

(i)	Parent shall, in consultation with Purchaser, make an offer of employment, or procure that an offer of employment is made, to such person on terms identical to the employment contract of such person in existence immediately prior to Closing, to take effect upon termination of the existing employment contract of such person; and

(ii)	Purchaser shall terminate or procure the termination of the existing employment contract of such person with effect from Closing.

(d)	Purchaser shall use its reasonable best efforts to establish entities within six (6) months following the Closing Date that are capable of employing the Non-Finnish Employees set forth on Schedule 8.11 of this Agreement (the “Subject Seller Employees”). For the period beginning on the Closing Date and ending on the six (6) month anniversary of the Closing Date (such period, the “Secondment Period”), Seller shall make available to Purchaser and its Affiliates (including the Target Group) the services of the Subject Seller Employees who continue to be employed by Seller or its Affiliates after the Closing Date (such Subject Seller Employees, the “Seconded Seller Employees”). Purchaser shall reimburse Seller for the out of pocket cost incurred by Seller on behalf of such Seconded Seller Employees, including salaries, benefits and taxes.

8.12	Financing

(a)

Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things reasonably necessary under applicable Law to arrange and obtain the proceeds of, the Debt Financing on the Closing Date on the terms and conditions described in the Debt Commitment Letter and the Fee Letter (including, if required by the Lenders pursuant to the Fee Letter, the “flex” provisions), including to, (i) maintain in effect the Debt Commitment Letter, (ii) negotiate definitive agreements (any such agreements, the “Financing Definitive Agreements”) with respect to the Debt Financing consistent with the terms and conditions contained in the Debt Commitment Letter and the Fee Letter (or on such other terms as Purchaser and the Lenders shall agree so long as the terms of the Financing Definitive Agreements (1) do not reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter below the amount required to consummate the transactions contemplated by this Agreement, (2) do not contain new or additional conditions, or otherwise expand, amend or modify any of the conditions or other contingencies to the funding of the Debt Financing relative to those conditions contained in the Debt Commitment Letter and (3) are otherwise not reasonably likely to impair or delay the Closing or the date on which the Debt

Financing would otherwise be obtained), (iii) satisfy on a timely basis (or obtain the waiver thereof) all conditions to the Debt Financing applicable to and within the control of Purchaser set forth in the Debt Commitment Letter or the Financing Definitive Agreements, as applicable, and comply in all material respects with its obligations under the Debt Commitment Letter, (iv) upon the satisfaction or waiver of all conditions to the Closing hereunder and to obtain the Debt Financing, consummate the Debt Financing at the Closing and (v) use commercially reasonable efforts to enforce its rights under the Debt Commitment Letter in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Purchaser shall not, without the prior written consent of Seller, (A) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Financing Definitive Agreements (provided that Purchaser may amend, replace, supplement or modify the Debt Commitment Letter without any such Seller consent if such amendment, replacement, supplement, modification, waiver or remedy (w) does not contain new or additional conditions, or otherwise expand any of the conditions or contingencies to the funding of the Debt Financing relative to those conditions contained in the Debt Commitment Letter, (x) does not reduce the aggregate amount of the Debt Financing below the amount required to consummate the transactions contemplated by this Agreement, (y) does not adversely impact the ability of Purchaser to enforce its material rights against other parties to the Debt Commitment Letter or the Financing Definitive Agreements, or (z) is otherwise not reasonably expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement; provided that that Purchaser will promptly deliver true and correct copies of any such amendment, replacement, supplement or modification to Seller) or (B) terminate or permit termination of the Debt Commitment Letter or the Financing Definitive Agreements; provided, however, that notwithstanding anything to the contrary herein, Purchaser may enter discussions regarding, and may amend the Debt Commitment Letter and enter into arrangements, amendments and agreements relating to the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities or other equity providers, so long as in respect of any such arrangements, amendments and agreements, the following conditions are met: (i) the aggregate amount of the Debt Financing is not reduced below the amount required to consummate the transactions contemplated by this Agreement, (ii) the arrangements, amendments and agreements, individually or in the aggregate, would not be reasonably likely to delay or prevent the consummation of the Debt Financing or the Closing, (iii) the amendments, arrangements and agreements would not adversely affect the rights of Purchaser to enforce its rights against the other parties to the Debt Financing or otherwise constitute a waiver or reduction of Purchaser’s rights with respect to the Debt Financing and (iv) no such arrangements, amendments or agreements shall contain any new or additional conditions to (or otherwise expand any of the conditions or contingencies to) the funding of Debt Financing relative to those conditions contained in the Debt Commitment Letter.

(b)

Purchaser shall (x) give Seller prompt written notice, in any event within three Business Days after it becomes aware thereof, of any (A) breach or default by any party to the Debt Commitment Letter, the Financing Definitive Agreements or any Alternative Debt Financing, (B) any purported termination or repudiation by any party of the Debt Commitment Letter, the Financing Definitive Agreements or any Alternative Debt Financing or (C) any material dispute or disagreement between or among the parties to the Debt Commitment Letter, the Financing Definitive Agreements or any Alternative Debt Financing, in the case of each of clauses (A), (B) and (C) of which Purchaser has become aware and (y) otherwise keep Seller reasonably informed of the status of Purchaser’s efforts to arrange the Debt Financing (or replacement thereof). If Purchaser becomes aware that any portion of the Debt

Financing or any Alternative Debt Financing has become unavailable on the terms and conditions contemplated in, or pursuant to the terms and conditions of, the Debt Commitment Letter and Fee Letter, regardless of the reason therefor, Purchaser will (i) use its commercially reasonable efforts to obtain as promptly as practicable alternative debt financing to consummate the transactions contemplated by this Agreement on the terms contemplated hereby and on economic terms and conditions equivalent or no less favorable (and on other terms and conditions equivalent or no less favorable in the aggregate) to Purchaser than those contained in the Debt Commitment Letter and the Fee Letter (taking into account any “flex” provisions) that would not have any of the effects specified in clauses (w), (x) and (z) of Section 8.12(a) from the same and/or other sources and enter into Definitive Financing Agreements with respect thereto (which agreements will be considered “Alternative Debt Financing”), and (ii) promptly notify Seller of such unavailability and the reason therefor. The provisions of Section 8.12(a) shall apply to any Alternative Debt Financing obtained mutatis mutandis.

(c)

Each of Parent and Seller shall, and shall procure that their respective Affiliates shall, at Purchaser’s cost and without any Liability (other than to the extent that such Liability arises from fraudulent act of such parties), provide information and co-operation as reasonably requested by Purchaser in connection with placing, selling or obtaining commitments for, or otherwise syndicating, the Debt Financing. Such reasonable co-operation will include: (i) reasonable assistance in preparing customary marketing materials (including a customary confidential information memorandum and a ratings agency presentation), (ii) officers of Parent or its Affiliates with appropriate seniority and expertise participating in customary and reasonable number of meetings with prospective Lenders, due diligence sessions and sessions with ratings agencies, in each case, to the extent reasonable prior notice has been provided, (iii) using commercially reasonable efforts to facilitate the pledging of collateral at the Closing (including reasonable cooperation in connection with the pay-off of existing indebtedness and the release of related Encumbrances, except for Permitted Encumbrances) (provided, that no member, partner, shareholder or employee of the Parent or Seller or any of its respective Affiliates shall be required to execute any such document), (iv) furnishing Purchaser as promptly as reasonably practicable with information regarding the Company and the Subsidiary reasonably requested by Purchaser in order for Purchaser to prepare a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower (as defined in the Debt Commitment Letter) and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such related statement of income), which reflect adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, as amended, including adjustments customary for Rule 144A transactions (all such information in this clauses (iv), the “Required Information”), (v) using its reasonable efforts to cause accountants of Parent or any of its Affiliates to provide reasonable cooperation and assistance reasonably requested by Purchaser (including any permission as may be required from such accountants in connection with the use of the Required Information) in connection with the Debt Financing, (vi) using reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) furnishing Purchaser and the Debt Financing Sources with all documentation and other information required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended) and (viii) taking all corporate actions reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds of the Debt Financing to be made available to Purchaser on the Closing Date to consummate the transactions contemplated by this Agreement; provided, that no director or officer of the Company or the Subsidiary shall be obligated to incur any liability or obligations that is not contingent and conditioned upon the Closing being effected, provided, further, that no member, partner, shareholder or employee of Parent, Seller and their respective Affiliates shall be required to execute any document in connection therewith. All non-public or otherwise confidential information regarding Parent or any of its Affiliates obtained by Purchaser or its officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Undertaking.

(d)	Notwithstanding the foregoing, Purchaser acknowledges that this Agreement and the other transactions contemplated hereby are not contingent on Purchaser’s ability to obtain financing (including any Alternative Financing) or any specific terms with respect to such financing.

8.13	Regulatory Financial Information

(a)	Each of Parent and Seller shall, and shall procure that their respective Affiliates shall, at their own cost and without any Liability (other than to the extent that such Liability arises from fraudulent act of such parties), provide such Regulatory Financial Information and co-operation as reasonably requested by Purchaser in connection with its reporting obligations in a Current Report on Form 8-K pursuant to Item 9.01 with respect to its purchase of the Shares (the “Specified Reporting Obligations”). Such reasonable co-operation will include: (i) instructing the officers of Parent and any of its Affiliates to provide to Purchaser, on or before the Long Stop Date, such Regulatory Financial Information, (ii) using its reasonable efforts to cause accountants of Parent or any of its Affiliates to provide all reasonable cooperation and assistance reasonably requested by Purchaser (including any permission as may be required from such accountants in connection with the use of such Regulatory Financial Information and in connection with Purchaser’s preparation of pro forma financial statements) in connection with the preparation of such Current Report and (iii) executing and delivering consents of accountants for use of their reports included in such Regulatory Financial Information in such Current Report.

(b)

Each of Parent and Seller shall, and shall procure that their respective Affiliates shall, at the cost of the Purchaser and without any Liability (other than to the extent that such Liability arises from fraudulent act of such parties), provide information and co-operation as reasonably requested by Purchaser in connection with its compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (other than its compliance with the Specified Reporting Obligations), or that need to be included in a registration statement or offering memorandum (such as in connection with any secondary offerings); provided that any financial information relating to the Company shall be limited to the Regulatory Financial Information. Such reasonable co-operation will include: (i) reasonable assistance in preparing customary marketing materials (including a customary offering documents, private placement memoranda, prospectuses or similar documents and a ratings agency presentation), (ii) using its reasonable efforts to cause accountants of Parent or any of its Affiliates to provide all reasonable cooperation and assistance reasonably requested by Purchaser (including any permission as may be required from such accountants in connection with the use of the Regulatory Financial Information and in connection with Purchaser’s preparation of pro forma financial statements) or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from such accountants and (iii) executing and delivering consents of accountants for use of their reports included in the Regulatory Financial Information in any material in connection with the audits, reporting compliance (other than its compliance with the Specified Reporting Obligations) and the offerings (including any secondary offerings).

(c)	All non-public or otherwise confidential information regarding Parent or any of its Affiliates obtained by Purchaser or its officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Undertaking.

8.14	Chemicals Supply Agreement

The Parties acknowledge that, following the Closing, Parent and its Affiliates intend to continue the sale of per formic acid products produced using formic acid and mixture of formic acid and sulfuric acid as well as certain other components produced by the Target Group (subject to Section 8.6). The Parties shall enter into good faith negotiations after the date of this Agreement in order to agree on the terms and conditions of a supply agreement between Parent (or its Affiliate as may be designated by Parent) and the Company for purchase of such chemicals.

8.15	Finnish Pension Arrangements

Promptly following the date hereof and, in any event, prior to the Closing Date, Parent agrees that it shall (and shall procure that its Affiliates, as applicable) obtain a binding offer by a licensed pension insurance company chosen by Parent (“Pension Insurance Company”) for a fully paid pension insurance policy, which shall be in form and substance satisfactory to Purchaser in its discretion, to provide the benefits that are currently provided under the Eläkesäätiö Neliapila (“Neliapila”) to all those Employees that are members of Neliapila. Parent and Neliapila shall pay the one time premium as calculated by the Pension Insurance Company and shall deliver a certificate of payment, together with the fully paid insurance policy (collectively, the “Insurance Documents”) to Purchaser at the Closing.

9.	Seller’s Warranties

Each of Seller and Parent hereby warrants to Purchaser that the statements set forth in Sections 9.1 to 9.22 are true and correct as at the date of this Agreement and as at the Closing (or as at the Effective Time, as may be provided in below) (the “Seller’s Warranties”).

Seller shall not be deemed to be in breach of the Seller’s Warranties to the extent a risk, fact, matter, circumstance, occurrence or event comprising a deviation from the Seller’s Warranties was Disclosed in the Disclosure Material.

9.1	Capacity

(a)	Each of Seller and Parent is duly authorized and has all powers and authority to enter into and to perform its obligations under the Transaction Agreement to which it is a party, and each such Transaction Agreement, when executed, will constitute a binding obligation of Seller and Parent in accordance with its terms and conditions. Neither Seller nor Parent is prohibited nor restrained by Law, nor by any Contract to which it is a party, from entering into the Transaction Agreements to which it is a party and consummating and performing its obligations hereunder and thereunder. Each of Seller and Parent is (i) duly organized and existing under the laws of the jurisdiction of its incorporation, having all corporate powers to carry on its business as now conducted and (ii) duly licensed or qualified to do business in and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not be, individually or in the aggregate, material to the Business.

(b)	The Company is, and the Subsidiary will be on or before the Closing, (i) each duly organized and existing under the laws of the jurisdiction of its incorporation, having all corporate powers to carry on their business as now conducted and (ii) duly licensed or qualified to do business in and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not be, individually or in the aggregate, material to the Business. As at the date of the Pre-Closing Restructuring Agreements (and in any event, prior to Closing), each of the Company and the Subsidiary will be duly authorized and have all powers and authority to enter into and to perform its obligations under the Pre-Closing Restructuring Agreements to which it is a party, and each such Pre-Closing Restructuring Agreement, when executed, will constitute a binding obligation of the Company and the Subsidiary in accordance with its terms and conditions. Neither the Company nor the Subsidiary is prohibited or restrained by Law, Contract or otherwise from entering into the Pre-Closing Restructuring Agreements to which it is a party.

9.2	Ownership of Shares

(a)	Seller is the legal and beneficial owner of all of the Shares. Seller has full legal right, power and authority to sell, convey, assign, transfer and deliver the Shares in accordance with the terms and subject to the conditions of this Agreement. All Shares have been duly authorized and validly issued and are fully paid, non-assessable, and registered in the name of Seller. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance, redemption, pledge, sale or other disposition of any Shares, other than as contemplated by this Agreement. None of the Shares will be subject to any voting trust, transfer restrictions or other similar arrangements that relate to the voting or control of the Shares. The delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of liens, Encumbrances, restrictions and claims of any kind.

(b)	The Shares constitute the whole of the paid-up share capital of the Company and are fully paid up. As of the incorporation of the Subsidiary (and in any event, prior to Closing), the Company directly owns the whole of the paid-up share capital of the Subsidiary, and except for the Subsidiary, the Company has no Subsidiary Undertakings and the Subsidiary has no Subsidiary Undertakings.

9.3	Standing of Company and Subsidiary

Neither Parent nor its Affiliates is involved in proceedings with any court or governmental body for its voluntary or involuntary winding-up, liquidation, or bankruptcy, or for the appointment of a receiver, administrator or liquidator, and no shareholder resolution to such effect which is still effective and applicable has been made with respect to Parent or its Affiliates. Neither Parent nor its Affiliates is under any statutory obligation to enter into liquidation, or is insolvent within the meaning of applicable Laws.

9.4	Consents and Approvals; No Violations.

(a)

No filing with or notice to, and no permit, authorization, registration, consent or approval of, any governmental entity is required on the part of Parent or its Affiliates for the execution, delivery and performance of the Transaction Agreements, or the consummation of the transactions contemplated herein and therein, except (i)

compliance with the applicable requirements of any applicable Competition Law, (ii) compliance with any governmental or municipal Permits relating to the Business or (iii) any such filings, notices, Permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	Assuming compliance with the items described in clauses (i) and (ii) of Section 9.4(a), neither the execution, delivery and performance of the Transaction Agreements by Parent and Seller nor the consummation of the transactions contemplated herein and therein will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Encumbrance, or any right of termination, consent, amendment, modification, cancellation or acceleration, give rise to a loss of benefit, or give rise to a purchase right, under, any of the terms, conditions or provisions of any Material Contract, or (iii) violate, give rise to a loss of benefit under, or infringe any Law applicable to Parent or its Affiliates or the Business or any of the respective properties or assets of the foregoing, except in the case of (ii) or (iii) for breaches, violations, infringements, defaults, Encumbrances or other rights that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.5	Compliance with Laws

(a)	Each of the Company and the Subsidiary, and Parent and each of its Affiliates (other than the Target Group) in relation to the Business, is in all material respects conducting the Business in compliance with applicable Laws and is not in material default or violation of any applicable Law affecting the operation of the Business.

(b)	None of Parent, its Affiliates or any of their respective Representatives: (i) has been or is designated on any list of restricted parties maintained by any governmental or other regulatory body (“Sanctioned Parties”), (ii) is located or resident in any country subject to comprehensive economic sanctions by any governmental or other regulatory body, including Cuba, Iran, North Korea, Sudan, and Syria (“Sanctioned Countries”), (iii) has within the last five (5) years engaged, directly or indirectly, in any business or other dealings with, in, involving, or related to any Sanctioned Parties or Sanctioned Countries in a manner that would reasonably be expected to constitute a violation or sanctionable conduct under U.S. economic sanctions laws, or is currently engaging in such business or dealings, (iv) otherwise is engaging, directly or indirectly, in any activities that would be prohibited for a U.S. person under the U.S. export control and economic sanctions Laws, (v) has, directly or indirectly, made any payments or offered, promised, or given anything of value to a government entity or official, a state-owned entity or an employee or representative thereof, or any other Person that would be considered unlawful under the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption Laws or (vi) has engaged or is engaging, directly or indirectly, in any business or other activities in violation of applicable export control or import laws.

(c)	None of Parent or any of its Affiliates is now, or has at any time since 1 January 2007 through the Closing Date been, a party to any Contract, concerted practice or course of conduct which materially infringes any applicable competition, anti-trust or similar legislation in any jurisdiction in which it carries on its business or has assets or sales.

(d)	Parent and its Affiliates (in relation to the Business) has in place procedures designed to prevent its Representatives and all other associated persons from undertaking any conduct that would breach any applicable anti-bribery or anti-terrorism Laws.

9.6	Financial Information

(a)	Schedule 9.6 hereto sets forth the unaudited carve-out profit and loss information for the Business for the financial year ended December 31, 2012 and for the eleven (11) months ended November 30, 2013 (November 30, 2013, the “Financial Information Date”) (collectively, the “Financial Information”).

(b)	The Financial Information has been prepared in accordance with the Data Book and the Accounting Principles and, to the knowledge of Seller, present fairly, in all material respects, the results of operations of the Business for the periods then ended.

(c)	The Regulatory Financial Information, when delivered, shall have been prepared in accordance with IFRS (as issued by IASB) applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined consolidated financial position and the combined results of operations of the Business as of the dates set forth therein or for the periods then ended.

9.7	No Material Undisclosed Liabilities

Except as expressly reflected in or reserved against on the Financial Information, there are no Liabilities with respect to the Business that would be required by the Accounting Principles to be reflected or reserved on a balance sheet of the Business other than Liabilities (a) reflected on the latest balance sheet included in the Regulatory Financial Information, (b) incurred in the ordinary course since the date of the Financial Information Date (but excluding any Liabilities for breach of Contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

9.8	Absence of Certain Changes or Events

Except as contemplated by this Agreement, since the Financial Information Date, Parent and its Affiliates have conducted the Business in the ordinary course consistent with past practice, and there has not occurred any change or event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.9	Litigation

(a)	None of the Company or the Subsidiary, or Parent or any of its Affiliates (other than the Target Group) in relation to the Business, is party to any civil, criminal, tribunal, arbitration, administrative or other proceedings (whether before a governmental entity or a private party or otherwise) and, to the knowledge of Seller, no such proceedings are threatened or pending and there are no circumstances likely to give rise to any such proceedings.

(b)	None of the officers, directors or employees of Parent or its Affiliates is party to any civil, criminal, tribunal, arbitration, administrative or other proceedings (whether before a governmental entity or a private party or otherwise) in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Business, and, to the knowledge of Seller, no such proceedings are threatened or pending and there are no circumstances likely to give rise to any such proceedings.

9.10	Employees

(a)	Schedule 9.10(a) provides a complete anonymized list, by jurisdiction, of the Employees. Each of the Company and the Subsidiary, and Parent and its Affiliates in relation to Employees, is in all material respects in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment and wages and hours applicable to their operation, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect in respect of the Company, the Subsidiary or the Business. Upon the completion of the Pre-Closing Restructuring and subject to the Transition Services Agreement, the Employees are sufficient in number and skill to conduct the operations of the Business in substantially the same manner as conducted by Parent and its Affiliates immediately prior to the Pre-Closing Restructuring and as the same is expected to be conducted on the Closing Date.

(b)	Schedule 9.10(b) provides a complete list, by jurisdiction, of each material employee benefit plans, program policy or arrangement that is maintained, funded or contributed to by Parent or its Affiliates for the benefit of the Employees, other than as may be provided for by Law, including any, pension plans, profit sharing agreements, retirement plans or bonus systems relating to the Employees (the “Employee Plans”). The Data Room contains each such Employee Plan that is sponsored or maintained by the Company or the Subsidiary or to which the Company or the Subsidiary will have any Liability after the Closing Date (collectively, the “Company Employee Plans”).

(c)	All Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms, the terms of any applicable collective bargaining agreement and all applicable Laws. No Company Employee Plan has any material unfunded Liabilities not accurately reflected on the Financial Information.

(d)	The consummation of the transactions contemplated hereunder and pursuant to the Pre-Closing Restructuring Agreements will not, either alone or in combination with another event, (i) entitle any current or former Employee to severance pay or unemployment compensation, except as required by applicable Law, or (ii) except as expressly provided in this Agreement, accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such Employee.

(e)	Except as set forth in the Data Room, neither Parent nor its Affiliates in relation to Employees is party to or bound by any collective bargaining agreement or similar agreement or relationship with any labor organization, works council, trade union, or other employee representative. In connection with the transactions contemplated by this Agreement and the transactions contemplated by the Pre-Closing Restructuring Agreements, Parent and its Affiliates in relation to Employees have obtained or prior to Closing will obtain all required approvals, consents, and more generally taken all necessary steps with the Employees or their representatives, such as collective or individual consultation, information, notification or negotiations, as may be required by Law.

9.11	Taxes

(a)	Each of the Company and the Subsidiary, and Parent and each of its Affiliates in relation to the Business, has duly and timely filed or caused to be filed all Tax returns and Tax related documents, reports and declarations relating to the Company, the Subsidiary or the Business required to be filed under applicable Laws.

(b)	All Taxes due and payable and required to be paid by the Company or the Subsidiary, or Parent or its Affiliates (other than the Target Group) in relation to the Business, relating to the periods up to and including the Effective Time have been or will be duly, timely and fully paid on or before the Effective Time, or adequate reserves have been set up for the same to the extent required under the Accounting Principles.

(c)	Each of the Company and the Subsidiary, and Parent and each of its Affiliates (other than the Target Group) in relation to the Business, have duly and timely withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, shareholder or a third party.

(d)	The Company and the Subsidiary have formed or will have formed full reserves in the Closing Balance Sheet for all unpaid Taxes concerning any relevant period or a part thereof ending prior to and including the Closing Date. The Company will not be liable for any additional Taxes and no additional Taxes will be levied, assessed or collected with respect to any period ending on or prior to the Closing Date, save as those included in the reserves of the Closing Balance Sheet.

(e)	All transactions between the Company, the Subsidiary and Seller and/or any of its Affiliates are or have been effected on arm’s length terms. The Company and the Subsidiary have kept full and accurate documentation as required to be kept under applicable Laws recording the methodology used to determine such arm’s length terms and consideration.

(f)	Each of the Company and the Subsidiary (i) has only been subject to Taxes in their country of incorporation, (ii) has carried out no activity prior to acquiring the Business, (iii) owes no amounts to Seller or its Affiliates, (iv) is in possession of all records that are required to comply with applicable Tax laws, (v) is not subject to any ruling or other arrangement with any Tax authority and (vi) will not incur any Liability to Taxes as a result of Closing.

(g)	No employee or director of the Company or the Subsidiary is the beneficiary of any share, share option or other incentive arrangement or plan involving payments other than in cash or the acquisition of assets or securities.

(h)	No deficiency, proposed adjustment, contest, audit or any other proceeding relating to Taxes has been asserted, assessed, threatened or filed by any Taxing authority with respect to the Company, the Subsidiary, the assets of either of the Company or the Subsidiary, or the business of either of the Company or the Subsidiary.

9.12	Assets

(a)	Subject to the conditions set forth in Section 5.1, Seller has full legal right, power and authority to sell, convey, assign, transfer and deliver the Acquired Assets in accordance with the terms and subject to the terms and conditions of the Company Business Transfer Agreement and the Subsidiary Business Transfer Agreement.

(b)	Upon completion of the Pre-Closing Restructuring, together with any other rights granted or conveyed to Purchaser or the Target Group pursuant to the Transaction Agreements (other than the Pre-Closing Restructuring Agreements), the Acquired Assets:

(i)	will comprise all assets, properties, goods and rights that are necessary to conduct the Business in substantially the same manner as conducted by Parent and its Affiliates during the six months prior to the date of the completion of the Pre-Closing Restructuring and as the Business is expected to be conducted on the Closing Date;

(ii)	are legally and beneficially owned by the Target Group, except for assets which are subject to hire-purchase or lease arrangements, in which case such lease is legal, valid, binding, enforceable and in full force and effect;

(iii)	are, where capable of possession, in the possession or under the control of the Target Group; and

(iv)	are free from Encumbrances or any agreement or commitment to establish any Encumbrances, except for Permitted Encumbrances.

(c)	The stocks including but not limited to raw material, work in progress, finished products, merchandise, parts, packaging and promotional material, have been acquired or produced in the ordinary course of business of the Business and are:

(i)	usable and/or saleable in the ordinary course of business;

(ii)	in compliance in all material respects with applicable Laws; and

(iii)	free from Encumbrances, except for any retention of title vested in the ordinary course of trade.

9.13	Real Property

(a)	Neither the Company nor the Subsidiary owns any real property.

(b)	Neither the Company nor the Subsidiary has any leasehold interest in any real property (or any other interest in the use or occupancy thereof).

(c)	Upon the Closing, the Company will possess a valid leasehold interest in all of the real property that is subject of the Oulu Lease free and clear of all Encumbrances, except for Permitted Encumbrances. There do not exist any actual, pending or, to the knowledge of Seller, threatened condemnation or eminent domain proceedings that affect the real property that is subject of the Oulu Lease, and neither Parent nor its Affiliates has received any written notice of the intention of any Person (including any governmental authority) to take or use any of the real property that is subject of the Oulu Lease.

(d)	With respect to the real property that is the subject of the Oulu Lease:

(i)	the possession and quiet enjoyment thereof has not been disturbed, and there are no disputes with respect thereto;

(ii)	none of Parent or its Affiliates has subleased, licensed or otherwise granted any Person the right to use or occupy the real property that is the subject of the Oulu Lease or any portion thereof (except pursuant to the Oulu Lease); and

(iii)	the real property that is the subject of the Oulu Lease has not been collaterally assigned or made subject to any security interest.

(e)	All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the land that is the subject of the Oulu Lease (the “Improvements”), are in normal condition and repair and sufficient for the operation of the Business in accordance with the applicable industry standards in Finland. There are no material structural deficiencies or material latent defects affecting any of the Improvements and, to Seller’s knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

9.14	Permits

(a)	The Company and the Subsidiary, and Parent and its Affiliates (other than the Target Group) in relation to the Business, possess and, subject to the completion of the Pre-Closing Restructuring, and notifications to, and registrations with, the relevant authorities, the Target Group will possess, all material requisite permits, licenses, exemptions, consents, registrations or authorisations, required under applicable Laws to conduct the Business (“Permits”). Each of the Permits is valid and enforceable in accordance with its terms.

(b)	The Company and the Subsidiary, and Parent and its Affiliates (other than the Target Group) in relation to the Business, conduct the Business in accordance with the Permits and the applicable holder thereof is in compliance with such Permit in all material respects.

(c)	To the knowledge of Seller, there are no facts or circumstances that are likely to give rise to the amendment, cancellation, modification, non-prolongation, non-renewal, recalling or revocation of any of the Permits or to any enforcement proceedings or the payment of any material penalties in respect of a Permit.

(d)	No material civil, criminal, tribunal, arbitration, administrative or other proceedings, investigations or reviews or proceedings are pending or, to the knowledge of Seller, threatened, with respect to the Permits or that otherwise relate to the Business.

9.15	Intellectual Property

(a)	The Registered IP that is material to the Business is set forth in Schedule 9.15 (the “Group IP”) and:

(i)	is legally owned solely by the Target Group and except for as set out in Schedule 9.15 can be freely disposed of;

(ii)	to the knowledge of Seller is valid and enforceable; and

(iii)	together with other Intellectual Property owned by the Company and the Subsidiary comprise all of the intangible assets necessary for the carrying on of the Business substantially in the manner in which it is currently conducted;

(b)	To the knowledge of Seller, none of the Company and the Subsidiary, or Parent and its Affiliates (other than the Target Group) in relation to the Business, is in breach of any license or other agreements relating to the Group IP (whether as licensor or licensee).

(c)	None of the Company or the Subsidiary or the operation of the Business by either of them infringes, misappropriates, or otherwise misuses any Intellectual Property of any Person.

(d)	To the knowledge of Seller, none of the Intellectual Property owned by the Company or the Subsidiary is being or has been infringed, misappropriated, misused or opposed by any Person.

(e)	Except with respect to the “Kemira” name, neither Parent nor any of its Affiliates owns any Intellectual Property used in the Business as currently conducted.

(f)	Each of Parent and its Affiliates have taken all commercially reasonable actions to maintain and protect all material Intellectual Property relating to the Business.

(g)	To the knowledge of Seller, there has not been any unauthorized use or access to any trade secrets or confidential business information (including know how, inventions, processes, and formulations) of the Business in any material respect.

(h)

Each of the Company and the Subsidiary, and Parent and each of its Affiliates (other than the Target Group) in relation to the Business, have executed valid written confidentiality and invention assignment agreement with all of its employees, contractors and consultants pursuant to which they have assigned to Parent or one of its Affiliates all their rights in and to all Intellectual Property they develop in the course of their engagement and agreed to hold all trade secrets and confidential business information (including know how, inventions, processes, and formulations) in confidence both during and after their engagement.

(i)	To the knowledge of the Seller, no employee, contractor or consultant of the Company, the Subsidiary, Parent or any of its Affiliates (other than the Target Group) in relation to the Business, has, in relation to the Business Intellectual Property they have developed in the course of their engagement, breached its obligation under any applicable Law or any policy of the Company, the Subsidiary, Parent or any of its Affiliates (other than the Target Group);

(j)	None of the Company and the Subsidiary, or Parent and its Affiliates (other than the Target Group) in relation to the Business, has in the past six months received any notification by any employee on inventions; and

(k)	Except for funding by Tekes – the Finnish Funding Agency for Technology and Innovation as Disclosed in the Data Room, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the creation or development of any Intellectual Property of the Company or the Subsidiary, or Parent or its Affiliates (other than the Target Group) in relation to the Business under conditions that grants to the funder ownership or license rights in such Intellectual Property.

9.16	Material Contracts

(a)	The Data Room contains each of the following Contracts of the Company and the Subsidiary, or Parent and its Affiliates in relation to the Business (the “Material Contracts”):

(i)	any Contract for the purchase of products or for the receipt of services, the performance of which involves consideration or payments in excess of EUR 500,000 in the aggregate;

(ii)	any Contract for the furnishing of products or services to customers which involve consideration or payments by such customers in excess of EUR 500,000 in any fiscal year or EUR 2,000,000 in the aggregate during the term thereof;

(iii)	any Contract concerning the establishment of strategic alliances, partnerships, joint ventures, licensing arrangements, limited liability company, or other Contracts for the sharing of profits or proprietary information;

(iv)	any Contract creating, incurring, assuming or guaranteeing any indebtedness in excess of EUR 2,000,000 or under which there has been imposed a security interest on any of the assets, tangible or intangible, of the Business or Parent or its Affiliates (in relation to the Business);

(v)	any Contract that limits or purports to limit the ability of the Target Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi)	any agreement entered into in the past three years for the disposition of any significant portion of the assets or business of the Target Group (other than sales or purchases of products in the ordinary course of business or any agreement entered into in the past three years for the acquisition of the assets or business of any other Person, in each case involving consideration in excess of EUR 5,000,000;

(vii)	any Contract relating to the development, ownership, licensing or use of any Intellectual Property, including the IP Agreements, and any agreement pursuant to which Parent or its Affiliates (in relation to the Business) licenses, grants an option to license or undertake not to assert claims of infringement, misappropriation, dilution or other violation of, any Intellectual Property, in each case, other than licenses granted in the usual and normal course of operating the Business and licenses for uncustomized software commercially available on reasonable terms to the public generally with annual license, maintenance, support and other fees of less than EUR 100,000 per year;

(viii)	any Contract containing continuing indemnification or other contingent payment obligations that could result in payments in excess of EUR 500,000;

(ix)	any Contract with labor unions, work councils, trades councils or other associations representing any Employee;

(x)	any Contract for the employment of an individual on a full-time, part-time, consulting or other basis providing annualized compensation in excess of EUR 100,000;

(xi)	any Contract with independent contractors or consultants (or similar arrangements) that are not cancellable without penalty or further payment notice of ninety days;

(xii)	any Contracts providing for material severance, retention, change in control or other similar payments;

(xiii)	any Contract that contains any exclusive rights or any so called “most favored nation” provisions or similar provisions;

(xiv)	any Contract with any governmental authority; and

(xv)	any other material Contract material to the Business or the Target Group, taken as a whole.

(b)	Each Material Contracts is (i) as of the date of this Agreement, valid and binding obligations of Parent or its Affiliates, and as of the Closing, will be valid and binding on the applicable member of the Target Group, and, to the knowledge of Seller, the counterparties thereto and each such Material Contract is in full force and effect and (ii) upon the consummation of the transactions contemplated by this Agreement, except to the extent that any consents of a counterparty to assign such Material Contract to the Target Group are not obtained, shall continue in full force and effect. True, correct and complete copies of all Material Contracts have been made available to Purchaser in the Data Room. As of the date of this Agreement, none of Parent or its Affiliates is in material breach of, or material default under, any Material Contract.

(c)	Each Material Contract is in written form and none of the Company or the Subsidiary, or Parent or any of its Affiliates (other than the Target Group) in relation to the Business, is now, or has at any time since 1 January 2010 through the Closing Date been, a party to any oral Material Contract.

9.17	Insurance

Up to Closing, the insurance policies taken out by or on behalf of the Target Group, or Parent and its Affiliates in relation to the Business, give cover, and have at all times given cover, reasonably regarded as adequate, against fire, product liability and other risks including environmental which are normally insured against by companies carrying on a chemical manufacturing business. Each insurance policy taken out by or on behalf of the Target Group, or Parent and its Affiliates in relation to the Business, is in full force and effect, all premiums have been duly paid and, to the knowledge of Seller, there has been no act or omission that could make any insurance policy void or voidable. There is no claim outstanding under any such policy and, to the knowledge of Seller there are no circumstances which are likely to give rise to such a claim.

9.18	Environmental Matters

Except as Disclosed in the Disclosure Material:

(a)	Parent and its Affiliates in relation to the Business and the Target Group have complied in all material respects and are, in all material respects, in compliance with all applicable Environmental Laws, and have obtained, and are, in all material respects, in compliance with, all Permits required under applicable Environmental Laws for the operation of the Business or the occupancy of the Leased Real Property.

(b)	There are no material pending, or to the knowledge of Seller threatened, claims, proceedings, investigations or actions by, and no written notice, report or other information has been received from, any governmental authority or any other Person regarding any material non-compliance with or material Liability or potential Liability, in relation to the Business or the Target Group or Leased Real Property under any Environmental Law, and neither Parent nor its Affiliates (in relation to the Business or the Target Group) is subject to any Order arising under Environmental Law.

(c)	Neither Parent nor its Affiliates in relation to the Business or the Target Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material Liability of another Person, relating to Environmental Laws.

9.19	Accounts Receivable

The accounts receivable transferred to the Target Group pursuant to the Pre-Closing Restructuring Agreements:

(a)	represent fully completed bona fide transactions that require no further act on the part of the Target Group to make procure payment of such accounts receivable payable by the account debtors;

(b)	are not subject to any material claim, discount, counterclaim, set off or deduction;

(c)	represent valid obligations owing to the Target Group by account debtors, which are enforceable in accordance with their respective terms; and

(d)	are owned by the Target Group free and clear of all Encumbrances.

None of accounts receivable of the Target Group are due more than thirty (30) days after the date of sale or service giving rise to such accounts receivable.

9.20	Affiliate Transactions.

The Data Room contains all Contracts between or among the Company or the Subsidiary, on the one hand, and (a) Parent or any of its Affiliate (other than the Target Group) or (b) any officer, director or employee of Parent or any of its Affiliates (other than the Target Group) in an executive position or above (or, to the knowledge of Seller, any family member of any of the foregoing), on the other hand. Neither Parent nor any Affiliate of Parent (except with respect to each other) (i) owns any material property or right, tangible or intangible, which related to the Business, (ii) has any claim or cause of action against the Business or (iii) owes money to, or is owed money by, the Business (in each case with or without the occurrence of any contingency or other event).

9.21	No Brokers

No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission from the Target Group in connection with the transactions contemplated by this Agreement or the Transaction Agreements based upon arrangements made by or on behalf of Parent or any of its Affiliates.

9.22	Customers and Suppliers

The Data Room contains an anonymized list of the largest customers of the Business and (ii) largest suppliers of the Business. To Seller’s knowledge, none of the major customers or suppliers of the Business is likely to terminate or curtail its relationship or dealings with the Business, the Company or the Subsidiary, whether pursuant to a non-renewal or termination of any Material Contract or otherwise and whether as a result of the transactions contemplated by the Agreement, the Pre-Closing Restructuring Agreements or otherwise.

9.23	Exclusive Warranties

(a)	The express warranties set forth in this Section 9 are the exclusive Seller’s Warranties, and Parent, Seller and their Affiliates make no further warranty, express or implied, with respect to the Shares, the Business, the Target Group, or the properties or assets of the Target Group, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business and the Target Group by Purchaser after the Effective Time, or (iii) the probable success or profitability of the Business and the Target Group after the Effective Time and any such warranty is hereby expressly disclaimed. Purchaser agrees that Seller and Parent have given Seller’s Warranties to Purchaser in this Section 9 and that no warranty is made by Parent, Seller and their Affiliates to the Company and the Subsidiary in relation to the transfer of the Business under the Pre-Closing Restructuring Agreements. Purchaser agrees further that no warranty is made by Parent, Seller and their Affiliates to the Company and the Subsidiary in relation to the transfer of the Business under the Pre-Closing Restructuring Agreements and the Company and the Subsidiary shall have no right to make any claim against Parent, Seller or their Affiliates for any warranty, express or implied, pursuant to the Pre-Closing Restructuring Agreements, but any such claims shall be subject to this Agreement solely.

(b)	Purchaser, its Affiliates and their respective Representatives have received and until Closing may continue to receive from Seller, its Affiliates and their respective Representatives certain statements, estimates and projections with respect to the anticipated future performance of the Target Group reflecting various assumptions made by the Target Group concerning the Target Group’s respective anticipated results, which assumptions may or may not prove to be correct. Purchaser acknowledges that these statements, estimates, projections and assumptions were prepared for specific purposes and may vary significantly from each other. Further, Purchaser acknowledges that there are uncertainties inherent in attempting to make such statements, estimates, projections and assumptions, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by Seller or its Representatives, and Purchaser shall not, and shall procure that its Affiliates and their respective Representatives not, hold any such Person liable with respect thereto; provided that this shall not prevent or otherwise affect a claim for Losses by the Purchaser Indemnified Parties in connection with any changes, events, developments, circumstances, state of facts or effects that underlie such statements, estimates, projections, forecasts, plans and budget.

10.	Purchaser’s Warranties

Purchaser warrants to Seller as at the date of this Agreement and as at the Closing that the statements set forth in Sections 10.1 to 10.7 are true and correct (“Purchaser’s Warranties”).

10.1	Capacity

Purchaser is duly organized and existing under the laws of Belgium, having all corporate powers to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement which, when executed, will constitute a binding obligation of Purchaser in accordance with its terms and conditions. Purchaser is neither prohibited nor restrained by its articles of association, laws or regulations, nor by agreements to which Purchaser is a party, from entering into this Agreement and consummating the transactions contemplated herein, and this Agreement has been duly authorized by all necessary corporate actions.

10.2	Standing of Purchaser

Purchaser is not involved in proceedings with any court or governmental body for its voluntary or involuntary winding-up, liquidation, bankruptcy or for the appointment of a receiver, administrator or liquidator, and no shareholder resolution to such effect which is still effective and applicable has been made with respect to Purchaser. Purchaser is not under any statutory obligation to enter into liquidation.

10.3	No Other Governmental Approvals

Purchaser has identified all necessary authorizations, approvals, clearances and consents required of Purchaser from the relevant national or supranational authorities for the lawful and valid completion of the transactions contemplated hereunder as set forth in Schedule 5.1 hereto and no other governmental approvals are required of Purchaser for the completion of the transactions hereunder.

10.4	Absence of Litigation

To the knowledge of Purchaser, no claim, action, proceeding or investigation is pending or threatened against Purchaser which seeks to delay or prevent the consummation of the transactions contemplated hereby.

10.5	Financing

(a)	Purchaser has received and accepted a duly executed and binding commitment letter dated as of the date of this Agreement (such commitment letter, together with all Exhibits, Schedules and supplements thereto, the “Debt Commitment Letter”), a true, complete and correct copy of which has been delivered to Parent and Seller, from Citigroup Global Markets Inc., Credit Suisse AG, Credit Suisse Securities, Goldman Sachs Bank USA and their respective affiliates (the “Lenders”), pursuant to which the Lenders have committed to provide, upon the terms and subject to the full satisfaction of the express conditions to provide the Debt Financing set forth therein, the full amount of the debt financing stated therein (the “Debt Financing”). A true, complete and correct copy of the fee letter subject to redaction in respect of fee amounts and other customary terms that do not affect the conditionality, enforceability, availability, termination or aggregate principle amount of the Debt Financing has been delivered to Parent and Seller (the “Fee Letter”).

(b)	Except as set forth in the Debt Commitment Letter, there are no conditions precedent to the respective obligations of the Lenders to provide the Debt Financing. The Debt Commitment Letter and the Fee Letter constitute the entire and complete agreement between the parties thereto with respect to the Debt Financing and there are no side letters or other agreements, contracts or arrangements affecting the conditionality, enforceability, availability, termination or aggregate principle amount of the Debt Financing to which Purchaser or any of its Affiliates is a party or that would permit the Lenders to reduce the total amount of Debt Financing or impose any additional conditions precedent to the availability of the Debt Financing. To the knowledge of Purchaser, each condition to the Debt Financing will be satisfied on a timely basis in order to consummate the Closing, and, as of the date hereof, to the knowledge of Purchaser, each Lender will timely perform its obligations thereunder.

(c)	The Debt Financing, if funded in accordance with the Debt Commitment Letter, would (subject only to Closing), together with Purchaser cash, provide Purchaser with available cash proceeds in an amount sufficient for payment of the Initial Purchase Price, the Purchase Price Adjustment, if applicable, the Release Amounts and all other amounts required to be paid or repaid by Purchaser or its Affiliates hereunder and to consummate the transactions contemplated under this Agreement in accordance with the terms hereof.

(d)	As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a valid, binding and enforceable against Purchaser, and to Purchaser’s knowledge, the other parties thereto in accordance with their respective terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and, subject to the accuracy of the warranties of Parent and Seller set forth in Section 9, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Purchaser under the terms and conditions of the Debt Commitment Letter. No amendment, restatement or other modification of the Debt Commitment Letter and no withdrawal, termination, amendment or modification of the financing commitments in the Debt Commitment Letter has occurred, is contemplated by Purchaser or any of its Affiliates or, to Purchaser’s knowledge, any other party thereto, and as of the date hereof, such commitments have not been withdrawn, terminated or otherwise amended or modified in any respect. Purchaser has paid in full any and all fees and expenses that are payable pursuant to the terms of the Debt Commitment Letter and the Fee Letter on or before the date of this Agreement, and will timely pay in full any such amounts as they become due.

10.6	Professional Purchaser

Purchaser has made its own investigation, assessment and analysis of the Target Group and the Business to the extent deemed appropriate by Purchaser for the entry into this Agreement and the consummation of the transactions contemplated under this Agreement. Purchaser has such knowledge of and experience in financial and business matters that it is capable of independently evaluating the merits and risks relating to the Business and the purchase of the Shares.

10.7	Independent Investigation

Purchaser (including its Representatives) has been provided access to the personnel, properties, premises and records of the Business for its investigation and analysis of the Target Group and the Business.

10.8	No Brokers

No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Agreements based upon arrangements made by or on behalf of Purchaser or any of its Affiliates (not including the Target Group).

11.	Indemnification

11.1	Indemnification by Seller

Subject to the terms and conditions set forth in this Section 11, Seller shall, and Parent shall on behalf of and as guarantor of Seller, in each case, as a primary obligor, indemnify, defend and hold harmless Purchaser and its Representatives (including, after the Closing, the Company and the Subsidiary) (collectively, with the permitted assigns of Purchaser (excluding Purchaser’s Debt Financing Sources), the “Purchaser Indemnified Parties”) as determined by Purchaser in its sole discretion, against, and pay (as incurred) on behalf of (or reimburse) any Purchaser Indemnified Party in respect of, all Losses that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(a)	any breach or inaccuracy of any Seller’s Warranty or any other warranty contained in any certificate furnished by Parent or Seller pursuant to this Agreement, it being understood that such Seller’s Warranties and other warranties shall be interpreted for the purposes of this Section 11 without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or Material Adverse Effect as set forth herein;

(b)	any breach or failure by Parent or Seller to perform, or procure to be performed, any obligation, covenant, undertaking or other agreement made or given by Parent or Seller in this Agreement (including any breach of Section 4.1(a)); or

(c)	any Excluded Liabilities or Excluded Assets.

11.2	Limitation of Liability in Respect of Loss

(a)	No Liability on any Indemnifying Party’s part shall arise in respect of any Loss and no Indemnified Party shall be entitled to indemnification hereunder in respect of such Loss:

(i)	if and to the extent that such Loss occurs as a result of Laws not in force, or reasonably expected to come into force, as of the date hereof, or which takes effect retroactively, or any increase in Tax rates after the date hereof or any change in the published practice of the relevant Tax authorities;

(ii)	which would not have arisen but for willful misconduct (whether such willful misconduct is constituted by way of a voluntary act or omission) or fraud of an Indemnified Party in respect of such Loss or failure to take commercially reasonable efforts to mitigate such Loss (such commercially reasonable efforts to include pursuing claims against any third parties where the Indemnified Party has a right of recovery from such third party);

(iii)	in respect of and to the extent any such Loss is actually recovered by an Indemnified Party under any insurance policy in force (net of any Tax and of any reasonable costs and expenses incurred by the Indemnified Party with respect to such recovery);

(iv)	if and to the extent such Loss has been reimbursed or otherwise paid in cash to, and received by, an Indemnified Party by a third party (assuming that the Indemnified Party shall use its commercially reasonable efforts to collect such monies) (net of any Tax and of any reasonable costs and expenses incurred by the Indemnified Party with respect to such reimbursement or payment); and

(v)	if and to the extent that such Loss has been deducted or added to, as applicable, the Final Purchase Price.

(b)	No Liability on Parent’s or Seller’s part shall arise in respect of any Loss arising pursuant to Section 11.1(a) (other than with respect to the Seller Fundamental Warranties) and the Purchaser Indemnified Parties shall not be entitled to indemnification:

(i)	if the amount of any such individual Loss is less than one hundred and fifty thousand Euro (EUR 150,000) unless arising from the same event, circumstance or matter as another individual Loss, at which point the full amount of such Losses shall be taken into account for the purposes of the threshold described in Section 11.2(b)(ii);

(ii)	if the aggregate amount of individual Losses exceeding one hundred and fifty thousand Euro (EUR 150,000) determined pursuant to Section 11.2(b)(i) is less than one million five hundred thousand Euro (EUR 1,500,000), provided, however, that in the event the aggregate amount of such Losses exceeds one million five hundred thousand Euro (EUR 1,500,000), Seller shall be liable for all such Losses; or

(iii)	if and to the extent that the relevant breach by Parent or Seller resulting in such Loss or of any risk, fact, matter, circumstance, occurrence or event forming the underlying reason for the Loss was in the knowledge of Purchaser as of the date of this Agreement.

(c)	A contingent liability shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable; provided that (i) all costs and expenses reasonably incurred by the Indemnified Parties in respect of any contingent liability shall constitute a Loss as at the time they are incurred; and (ii) the time limitations specified in this Section 10 in respect of any contingent liability shall toll until such contingent liability becomes an actual liability and an Indemnified Party shall be entitled to bring a claim hereunder upon such liability becoming due and payable.

(d)	If any Loss referred to above is a Tax deductible item in the relevant jurisdiction or relates to an untaxed reserve, the indemnification obligation of a Party hereunder shall be reduced by the amount equal to the net saving in Taxes, at the time such net saving or benefit is actually obtained, resulting from such deduction after taking into account the Tax consequences to the indemnified Party or any Affiliate of such Party in respect of the receipt of the indemnification payment; provided, however, that an indemnification obligation shall only be reduced under this Section 11.2(d) to the extent that the net savings in Taxes are recognized (i) in the Tax period in which such Loss occurs, or (ii) in the Tax period immediately following the Tax period in which such Loss occurs.

(e)	Seller’s total Liability to compensate the Purchaser Indemnified Parties in respect of any Losses arising pursuant to Section 11.1(a) (other than with respect to the Seller Fundamental Warranties) shall under all circumstances be limited to twenty million Euro (EUR 20,000,000). Seller’s total Liability to compensate the Purchaser Indemnified Parties in respect of any Losses arising pursuant to Section 11.1(b) and Section 11.1(c) shall under all circumstances be limited to the Purchase Price.

(f)	Unless prior notice is given in accordance with Section 11.3 and subject to extension in the event of any delay caused by Seller, Seller’s obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 11.1(a) shall terminate on the date which is eighteen (18) months from the Closing Date with the exception of (i) any claim based on the Seller Fundamental Warranties, which shall remain in effect indefinitely, (ii) any claim based on Section 9.11 (Taxes), in which respect the obligation to indemnify shall terminate thirty (30) days after expiry of the statute of limitations applicable to such matters, and (iii) any claim based on Section 9.18 (Environmental Matters), which shall remain in effect for five (5) years from the Closing Date. No claim may be made in respect of any Losses arising pursuant to Section 11.1(a) by the Purchaser Indemnified Parties and the Purchaser Indemnified Parties have no right to receive indemnification from Parent or Seller under this Agreement or otherwise after expiry of the time limitations set forth in this Section 11.2(f).

(g)	Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall in any event be liable for any indirect or consequential damages, including loss of revenue or income, cost of capital, loss of business reputation or opportunity, loss of synergies or loss of other similar profits, future revenues or advantages, or profits or revenues lost under the Target Group’s existing contracts or under contracts that Purchaser expects the Target Group to, or will procure that the Target Group, enter into with third parties, or any Loss calculated based on any price earnings multiple, discount rates/yields or any other valuation mechanism explicit or implicit in the negotiations regarding the purchase price or valuation of the Business or any part thereof; provided, that a Loss (as determined subject to this Section 11.2(g)) incurred by the Target Group and indemnified pursuant to Section 11.1 or Section 4.3 is not deemed indirect or consequential Loss of the Purchaser Indemnified Parties.

11.3	Notice of Loss

A Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) shall give prompt written notice to Seller or Purchaser, as the case may be (the “Indemnifying Party”) of any matter with respect to which the Indemnified Party believes it is entitled to indemnification hereunder, together with reasonable documentation in relation specifying the nature of the breach and the amount of each cost or loss (if reasonably available), within forty five (45) days from the date the Indemnified Party became aware of the circumstances giving rise to a claim; provided, that the failure of an Indemnified Party to give timely notice hereunder shall not affect rights to indemnification, except and only to the extent that the Indemnifying Party demonstrates actual material harm and prejudice caused by such failure.

11.4	Third Party Claims

(a)	An Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim, action, suit or proceeding brought by any third party (collectively, “Third Party Claims”) with respect to which the Indemnified Party believes it is entitled to indemnification hereunder, together with a copy of any claim, legal pleadings or correspondence with respect thereto received by the Indemnified Party. Such written notice shall be given within thirty (30) days from the date from which the Indemnified Party became aware of the Third Party Claim; provided, that the failure of an Indemnified Party to give timely notice hereunder shall not affect rights to indemnification, except and only to the extent that the Indemnifying Party demonstrates actual material harm and prejudice caused by such failure.

(b)	Upon receipt of a notice in respect of a Third Party Claim from an Indemnified Party, subject to the limitations set forth herein, the Indemnifying Party may, at its option by delivering written notice to the applicable Indemnified Parties within fifteen (15) days of receipt of such notice, assume and control the investigation and defense of, at its sole cost and expense and with its own counsel of recognized standing and competence reasonably acceptable to such Indemnified Party, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law; provided, that notwithstanding the foregoing, no Indemnifying Party shall be entitled to assume or control the investigation, defense or prosecution of such Third Party Claim if (i) substantially all of the damages associated with such Third Party Claim are not reasonably expected to be indemnifiable hereunder (including in the event the amount in dispute is reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Section 11 in light of the limitations on indemnification contained herein), (ii) at the time of assumption and thereafter, the Indemnifying Party fails to demonstrate its ability to conduct the investigation, defense or prosecution actively and diligently, (iii) such claim seeks non-monetary, equitable or injunctive relief or alleges any violation of criminal Law, (iv) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith after consultation with counsel that joint representation would be inappropriate or (v) the Indemnifying Party does not agree in writing that it is obligated (without reservation of any rights) to pay all Losses arising from or related to such claim subject only to the limitations on indemnification contained herein; provided, however, that in no event shall this Section 11.4(b) give Seller any right to take or conduct any action with respect to any matter relating to Taxes (a “Third Party Tax Claim”) if, in Purchaser’s sole discretion, the Third Party Tax Claim could impact Taxes of Purchaser, the Company or the Subsidiary in any period beginning on or after the Closing Date.

(c)

If the Indemnifying Party shall undertake to defend any such Third-Party Claim, it shall (i) indemnify and advance fees and expenses of the Indemnified Party (against appropriate invoice specifying the fees and expenses in reasonable detail) and keep the Indemnified Party indemnified, on demand against any and all Losses suffered or incurred by the Indemnified Party as a result of such election and (ii) timely notify the Indemnified Party of its intention to do so in accordance with this Section 11.4, and the Indemnified Party and the Indemnifying Party each agree to, and shall procure each of their respective Representatives to, use its commercially reasonable efforts to cooperate fully in the defense of such Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim. The Indemnifying Party shall not settle, compromise or discharge, or consent to the entry of any judgment with respect to, any such Third-Party Claim without the prior written consent of the Indemnified Party unless the terms of such settlement, compromise, discharge or judgment, as applicable, (A) consist solely of monetary damages for which the Indemnified Parties are entitled to full indemnification or advancement of fees and expenses under this Agreement, (B) do not impose on any Indemnified Party or its Affiliates any continuing obligation, (C) would not reasonably be expected to have a future material adverse effect on any Indemnified Party or its Affiliates, (D) include, as a condition precedent thereto, a binding unconditional, irrevocable written release of the Indemnified Parties and their respective Affiliates from all Liability with respect to such claim given by each claimant or plaintiff to such claim, (E) do not require any Indemnified Party or its Affiliates to (x) admit any wrongdoing or Liability or acknowledge any rights of any Person, (y) take or refrain from taking any action or (z) waive any rights that the Indemnified Party may have against the Person making the Third Party Claim. Notwithstanding an election to assume the defense of such claim or proceeding, the

Indemnified Party shall have the right to employ separate counsel selected by it and to participate in the defense of such Third Party Claim and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel and participation if (i) the Indemnified Party shall have reasonably determined or been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) the Indemnifying Party shall have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party receiving such notice of Third-Party Claim does not timely elect to defend such Third-Party Claim in accordance with this Section 11.4, (x) the Indemnifying Party may participate in the investigation, defense and prosecution of such Third Party Claim, at such Indemnifying Party’s sole cost and expense, and (y) the Indemnified Party shall have the right, at the Indemnifying Party’s sole cost and expense, to defend and control such Third-Party Claim. The Indemnified Party shall not settle, compromise or discharge, or admit any Liability with respect to, any such Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Party in defense of such claim (including reasonable fees and expenses of investigation, legal fees and other expenses), regardless of the outcome of such claim, shall be deemed indemnifiable “Losses” hereunder.

(d)	In respect of any such Third Party Claim, an Indemnified Party shall not make any admission of Liability, agreement, settlement or compromise with any Person in relation thereto without obtaining the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

11.5	Exclusive Remedies

Except with respect to the matters covered by Section 3.4 (Determination of Final Purchase Price After Closing), Section 4.2 (Further Actions), Section 4.3 (Tax Indemnity), Section 7.2 (Parent Termination Fee: Regulatory Information Fee), Section 7.3 (Purchaser Debt Termination Fee; Purchaser Termination Fee) and in the case of fraud, the remedies provided in this Section 11 shall be the exclusive monetary remedies of the Parties and it is specifically agreed that Parent, Seller, Purchaser, the Debt Financing Sources and their respective Affiliates shall have no Liability whatsoever under the Finnish Sale of Goods Act (355/1987, as amended) or international sale of goods statutes (or corresponding laws).

11.6	Indemnification by Purchaser

Purchaser hereby agrees to indemnify and hold harmless Parent, Seller and each of their respective Representatives (collectively, with the permitted assigns of any of the foregoing, the “Seller Indemnified Parties”) for in respect of any Losses which may be suffered as a result or on account of:

(a)	in connection with any breach or inaccuracy of Purchaser’s Warranty or any other warranty contained in any certificate furnished by Purchaser pursuant to this Agreement; or

(b)	any breach or failure by Purchaser to perform, or procure to be performed, any obligation, covenant, undertaking or other agreement made or given by Purchaser in this Agreement.

(c)	Purchaser’s total Liability to compensate the Seller Indemnified Parties in respect of any Losses arising pursuant to Section 11.6 (other than with respect to the Purchaser Fundamental Warranties) shall under all circumstances be limited to twenty million Euro (EUR 20,000,000), excluding the Purchaser Debt Termination Fee, as applicable.

(d)	Unless prior notice is given in accordance with Section 11.2(g) and subject to extension in the event of any delay caused by Purchaser, Purchaser’s obligation to indemnify the Seller Indemnified Parties pursuant to Section 11.6 shall terminate on the date which is eighteen (18) months from the Closing Date with the exception of any claim based on the Purchaser Fundamental Warranties, which shall remain in effect indefinitely. No claim may be made in respect of any Losses arising pursuant to Section 11.6 by the Seller Indemnified Parties and the Seller Indemnified Parties have no right to receive indemnification from Purchaser under this Agreement or otherwise after expiry of the time limitation set forth in this Section 11.6(d) save as where expressly provided in this Agreement.

11.7	Adjustments to Purchase Price

All payments made as between Seller and Purchaser pursuant to Section 4.2, Section 4.3, Section 8.10, Section 8.11 or Section 11 shall (so far as possible) be deemed to take effect by way of adjustment to the Purchase Price.

12.	Miscellaneous

12.1	Confidentiality

(a)	Subject to Section 8.4, the Parties hereto acknowledge that Purchaser (or an Affiliate of Purchaser) has entered into the Confidentiality Undertaking, and the Parties agree that the Confidentiality Undertaking shall continue in full force and effect until Closing, after which the Confidentiality Undertaking will terminate with immediate effect.

(b)	From and after the Closing, each of Parent and Seller shall, and shall procure their respective Representatives to, (i) not use or disclose to any Person (other than to any Representative owing a confidentiality obligation to Parent or Seller) information concerning the Business, any member of the Target Group or any information with respect to the Acquired Assets or Assumed Liabilities (the “Company Confidential Information”) and (ii) take commercially reasonable actions to prevent the use or disclosure of Company Confidential Information. Each of Parent and Seller shall be responsible for any violation of this Section 12.1 by their Representatives.

(c)	Section 12.1(b) shall not apply to disclosure of Company Confidential Information (i) to the extent that it becomes generally known to the public through no fault of Parent, Seller or their respective Representatives, (ii) to a director, officer or employee of Purchaser or of the Target Group or (iii) to the extent that it is required to be disclosed by Law; provided, that the disclosure shall to the extent permissible by Law be made after (x) consultation with Purchaser and (y) allowing Purchaser the reasonable opportunity to contest such disclosure.

(d)	Parent or Seller, as the case may be, shall assign to the Target Group prior to Closing confidentiality agreements and undertakings given by any other potential buyer of the Business or the Shares (or any assets in connection therewith).

12.2	Transfer Tax

All applicable transfer Taxes (including any penalties and interest) incurred in connection with sale and purchase of the Shares pursuant to this Agreement shall be paid by Purchaser, and Purchaser shall, at its own expense, properly file, on a timely basis, all necessary transfer Tax, stamp duty and other Tax returns and other documentation with respect to any transfer Tax, stamp duty and/or other applicable Tax and fee and, upon Seller’s request, provide Seller evidence of payment thereof.

12.3	Costs and Expenses

Seller and Purchaser, respectively, shall bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not such transactions shall be consummated, including all fees of their respective professional advisors.

12.4	Assignment

This Agreement shall not be assignable by any of the Parties without the prior written consent of the other Party; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates, and following the Closing, to its sources of Debt Financing as collateral security and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder); provided that any obligation of the Parent and/or Seller hereunder shall be no greater than would have been the case in the absence of any such assignment.

12.5	Entire Agreement and Variation

This Agreement and the Transaction Agreements represent the entire understanding and agreement between the Parties and supersede all prior and contemporaneous negotiations and understandings relating to the subject matter hereof and thereof. In case of any difference between this Agreement and the Transaction Agreements, the terms of this Agreement shall prevail, provided that in the event of any difference or inconsistency between this Agreement and Environmental Warranty Deed Agreement, the Environmental Warranty Deed shall prevail. In case of any difference between this Agreement (excluding any Exhibits and Schedules hereto) and any of the Exhibits or Schedules hereto, the terms of this Agreement (excluding such Exhibit or Schedule) shall prevail. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the Parties; provided that none of the provisions set forth in this Agreement can be modified or amended in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Lenders. Each Party confirms that it has not entered into this Agreement or any other Transaction Agreement on the basis of any representation, warranty, undertaking or other statement whatsoever made by another Party or such Party’s Affiliates or Representatives which is not expressly incorporated in this Agreement or the relevant Transaction Agreement.

12.6	Partial Invalidity

In case any provision of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as reasonably possible and to the fullest extent permitted by applicable law, in an appropriate manner to the end that the transactions contemplated hereby are fulfilled to the extent reasonably possible.

12.7	Third Party Beneficiaries

(a)	Subject to Section 12.7(b) and 12.7(c), a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms of this Agreement.

(b)	(i) Section 11.1 is intended to benefit, respectively, Purchaser’s Affiliates and the Purchaser Indemnified Parties, (ii) Section 11.6 is intended to benefit, respectively, Parent’s Affiliates and the Seller Indemnified Parties, (iii) Sections 11.2, 11.3, 11.4 are intended to benefit the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, and (iv) Sections 11.5, 12.5 and 12.10 are intended to benefit a Party’s Affiliates. Each such Section shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.

(c)	The Parties agree the Debt Financing Sources are third party beneficiaries of this Agreement for the purposes of Section 7.3, 7.4, 11.5, 12.5, 12.9, and this Section 12.7.

(d)	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

12.8	Notices

Any notice or other communications required or permitted hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient, (ii) four (4) Business Days after being sent to the recipient by reputable courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by electronic mail (with a copy simultaneously sent by overnight reputable courier service) or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Purchaser (or following the Closing, the Target Group):

Taminco Corporation

7450 Windsor Drive

Allentown PA 18195

United States

Attention: General Counsel

Email: Edward.Yocum@taminco.com

with a copy (which shall not constitute a notice) to its counsel,

Kirkland & Ellis LLP

601 Lexington Avenue

New York NY 10022

United States

Attention: Taurie M. Zeitzer

Email: taurie.zeitzer@kirkland.com

and if to Seller or Parent:

Kemira Nederland Holding B.V./Kemira Oyj

P.O. Box 330

Porkkalankatu 3

FI-00101 Helsinki

Finland

Attention: VP, M&A

Email: matti.lapinleimu@kemira.com

with a copy (which shall not constitute a notice) to its counsel,

White & Case LLP

Eteläranta 14

FI-00130 Helsinki Finland

Attention: Petri Haussila/Timo Airisto

Email: phaussila@whitecase.com / tairisto@whitecase.com;

or such other address as shall be furnished in writing by any such Party.

12.9	Governing Law and Forum

(a)	This Agreement, including the arbitration agreement in Section 12.9(b), and any non-contractual obligations arising out of or in connection with this Agreement, are governed by and shall be construed in accordance with English law.

(b)	The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the London Court of International Arbitration (the “LCIA Court”) Rules (the “Rules”) as in force at the date of this Agreement and as modified by this clause, which Rules shall be deemed incorporated into this Section 12.9(b). The number of arbitrators shall be three, one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as Chairman, shall be nominated by the two party-nominated arbitrators, provided, that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(c)	Notwithstanding anything to the contrary contained elsewhere herein, the Parties agree that (i) except as otherwise set forth in the Debt Commitment Letter, the Debt Commitment Letter and the Debt Financing and the performance thereof by the Debt Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and (ii) no Party will bring any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to the Transaction Agreements or the Debt Commitment Letter or any of the transactions contemplated thereby or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom). Each of the Parties irrevocably agrees to waive, to the fullest extent permitted by applicable law, all right to trial by jury in any proceeding covered by the preceding sentence.

12.10	No Right of Set-off

Parent and Seller and their respective Affiliates, on the one hand, and Purchaser and its Affiliates on the other hand, may not deduct from, set off, hold back or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any other Transaction Agreement against any amounts owed hereunder or pursuant to any other the Transaction Agreement by such Persons to Parent, Seller and/or their Affiliates or Purchaser and/or its Affiliates, as the case may be.

12.11	Remedies and Waivers

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given. No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy. The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

12.12	Counterparts

This Agreement has been executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Agreement and any other documentation contemplated hereby may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

12.13	No Personal Liability

(a)	Without limiting the rights of Parent or the other Parent Non Recourse Persons under, and to the extent provided in this Agreement, each of Parent and Seller acknowledges and agrees that it has no right of recovery against, and no personal liability shall attached to, in each case with respect to damages of Parent and the other Parent Non Recourse Persons, any Purchaser Non-Recourse Persons through Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either Purchaser or any other Purchaser Non-Recourse Person, by the enforcement of any assessment or of by any legal or equitable proceeding, by virtue of any statue, regulation or applicable Law, or otherwise.

(b)	Without limiting the rights of Purchaser or the other Purchaser Non Recourse Persons under, and to the extent provided in this Agreement, Purchaser acknowledges and agrees that it has no right of recovery against, and no personal liability shall attached to, in each case with respect to damages of the Purchaser Non Recourse Persons, any Parent Non-Recourse Person through Parent, Seller or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability veil, by or through a claim by or on behalf of either Purchaser or any other Purchaser Non Recourse Person, by the enforcement of any assessment or of by any legal or equitable proceeding, by virtue of any statue, regulation or applicable Law, or otherwise.

[Signature page to follow]

In witness whereof the Parties have duly executed this Agreement as of the day and year first above written.

Kemira Nederland Holding B.V.		Taminco BVBA

By:		By:
	Name: Frank Wegener		Name: Piet Vanneste
	Title: By Proxy		Title: Executive Vice-President Strategy, M&A and R&D

Kemira Oyj

By:
Name: Frank Wegener
Title: President, Municipal and Industry

By:
Name: Matti Lapinleimu
Title: Vice President, M&A